Exhibit 10.1

EXECUTION DRAFT

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, modified, or otherwise supplemented from time to time, and including all exhibits attached hereto, this “Agreement”), dated as of July 31, 2020, is entered into by and among:

(a)	Noble Corporation plc (“Parent”), and each of its undersigned direct and indirect subsidiaries listed on Exhibit A hereto (collectively, the “Company”);

(b)

the undersigned beneficial holders, or investment advisors, investment managers, managers, nominees, advisors, or subadvisors to funds that beneficially own (together with any holders that accede to this Agreement in accordance with Section 20, the “Consenting Priority Guaranteed Noteholders”) the Priority Guaranteed Notes (as defined below);

(c)

the undersigned beneficial holders, or investment advisors, investment managers, managers, nominees, advisors, or subadvisors to funds that beneficially own (together with any holders that accede to this Agreement in accordance with Section 20, the “Consenting Legacy Noteholders,” and together with the Consenting Priority Guaranteed Noteholders, the “Consenting Creditors”) the Legacy Notes (as defined below).

The Company, the Consenting Priority Guaranteed Noteholders, the Consenting Legacy Noteholders, and any subsequent Person that becomes a party hereto in accordance with the terms hereof, are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS

WHEREAS, the Parties have engaged in good faith and arm’s-length negotiations regarding a restructuring of the Company;

WHEREAS the Parties have agreed to undertake and support a financial restructuring of the existing Claims against, and Interests in, the Company in accordance with the terms and subject to the conditions set forth in this Agreement and in the restructuring term sheet attached hereto as Exhibit B (including any schedules and exhibits attached thereto, the “Restructuring Term Sheet”) (the “Restructuring”) to be implemented through a plan of reorganization to be filed by the Company (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, as of the date hereof, the Consenting Priority Guaranteed Noteholders collectively hold approximately 70.2% of the aggregate outstanding principal amount of the Priority Guaranteed Notes;

WHEREAS, as of the date hereof, the Consenting Legacy Noteholders collectively hold approximately 45% of the aggregate outstanding principal amount of the Legacy Notes; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.     DEFINITIONS; RULES OF CONSTRUCTION.

(a)    Definitions. The following terms shall have the following definitions:

“Ad Hoc Group of Priority Guaranteed Noteholders” means that certain ad hoc group of Priority Guaranteed Noteholders represented by Kramer Levin and Akin Gump.

“Ad Hoc Group of Legacy Noteholders” means that certain ad hoc group of Legacy Noteholders represented by Milbank and Houlihan.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the Restructuring Term Sheet and any schedules and exhibits attached thereto.

“Akin Gump” means Akin Gump LLP as English legal counsel to the Ad Hoc Group of Priority Guaranteed Noteholders.

“Alternative Transaction” means any plan of reorganization or liquidation, exchange offer, tender offer, transaction, dissolution, winding up, liquidation, reorganization, refinancing, recapitalization, restructuring, merger, consolidation, business combination, joint venture, partnership, or sale of material assets or equity involving the Company, other than the Restructuring.

“Backstop Commitment Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“BCA Motion” means a motion of the Company seeking approval of the Backstop Commitment Agreement and entry of the BCA Order.

“BCA Order” means an order consistent with this Agreement entered by the Bankruptcy Court approving the BCA Motion and the Company’s entry into the Backstop

Commitment Agreement, including all fees, premiums and holdback allocations embodied therein and reimbursement of the reasonable and documented out-of-pocket fees and expenses of Kramer Levin, Akin Gump, Ducera, Milbank, and Houlihan.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday as defined in Bankruptcy Rule 9006(a).

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claim” means any claim as that term is defined in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 8(b).

“Complex Case Procedures” means the Procedures for Complex Chapter 11 Cases in the Southern District of Texas, effective February 24, 2020.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan that is in form and substance consistent with this Agreement and the Restructuring Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors.

“Consenting Creditor Termination Event” has the meaning set forth in Section 8(a).

“Consenting Priority Guaranteed Noteholders” has the meaning set forth in the preamble hereof.

“Consenting Legacy Noteholders” has the meaning set forth in the preamble hereof.

“Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 21, 2017, by and among Noble Holding UK Limited, Noble Cayman Limited, Noble International Finance Company, each subsidiary guarantor party thereto, JPMorgan Chase Bank, N.A. as Agent, the lenders party thereto, the issuing banks and swingline lenders party thereto, and the other parties party thereto, as amended by that certain First Amendment to Revolving Credit Agreement, dated as of July 26, 2019 and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Customary Securities Lending Arrangement” has the meaning set forth in Section 9(a) hereof.

“Definitive Documents” means the documents that are necessary or desirable to implement, or otherwise relate to, the Restructuring, which documents shall in each case be consistent with this Agreement and in form and substance reasonably acceptable to the Company and the Requisite Consenting Creditors (except as otherwise specified in this Agreement or the

Restructuring Term Sheet), including, without limitation, (i) all motions and proposed court orders that the Company files on or after the Petition Date and seeks to have heard on an expedited basis at the “first day hearing” (the “First Day Pleadings”), (ii) the Backstop Commitment Agreement; (iii) the BCA Motion, (iv) the BCA Order, (v) any rights offering procedures, (vi) the Plan, (vii) the Plan Supplement, (viii) the Disclosure Statement, (ix) the Disclosure Statement Order, (x) the Confirmation Order, (xi) the Exit Facilities, (xii) the Warrants, (xiii) the Security Documents, (xiv) the Organizational Documents, (xv) any management incentive plan, (xvi) the Director Remuneration Policy, (xvii) any document filed by the Company in the Chapter 11 Cases to implement any of the foregoing, and (xviii) any other documents (including any agreements, instruments, appendices, schedules, or exhibits) related to, attached to, or contemplated by any document referenced in the foregoing clauses (i) through (xvii); provided, however, that notwithstanding anything else herein, the Consenting Legacy Noteholders shall only have consultation rights, and not consent rights, with respect to items (xiv), (xv) and (xvi) listed herein, and item (xviii) to the extent relating directly to either of the foregoing items, in each case, which documents shall be reasonably acceptable to the Company and the Requisite Consenting Priority Guarantee Noteholders; provided, further, that the Organizational Documents shall contain customary minority protections reasonably acceptable to the Company, the Requisite Consenting Legacy Noteholders and the Requisite Consenting Guaranteed Noteholders.1

“Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, that is consistent with this Agreement.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by sections 1125 and 1126(b) of the Bankruptcy Code.

“Ducera” means Ducera Partners LLC, as financial advisor to the Ad Hoc Group of Priority Guaranteed Noteholders.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the effective date pursuant to the Plan become effective or are consummated.

“Exit Facilities” means, collectively, the Exit Revolver and the Exit Second Lien Notes.

“Exit Revolver” has the meaning set forth in the Restructuring Term Sheet.

[1]	[Scope of minority protections to depend, in part, on the jurisdiction of incorporation of the ultimate reorganized parent and whether such entity lists for trading on a national U.S. stock exchange.]

“Exit Second Lien Notes” has the meaning set forth in the Restructuring Term Sheet.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group of Legacy Noteholders.

“Indentures” means any of those certain instruments pursuant to which the Priority Guaranteed Notes or Legacy Notes have been issued.

“Indenture Trustees” means the trustees under any of the Indentures.

“Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, or share in the Company (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in the Company), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

“Joinder Agreement” has the meaning set forth in Section 9(a).

“Kramer Levin” means Kramer Levin Naftalis & Frankel LLP, as legal counsel to the Ad Hoc Group of Priority Guaranteed Noteholders.

“Legacy Notes” means any notes issued pursuant to (a) that certain Indenture, dated as of November 21, 2008, between Noble Holding International Limited (“NHIL”) as issuer and the Bank of New York Mellon Trust Company, N.A. (“BNY Mellon”) as trustee (such indenture, the “2008 Indenture”) and (b) that certain Indenture, dated as of March 16, 2015, between NHIL as issuer and Wells Fargo Bank, N.A. (“Wells Fargo”) as trustee (such indenture, the “2015 Indenture”), including the following:

i.

The 4.90% Senior Notes due 2020 and 6.20% Senior Notes due 2040, issued pursuant to the Second Supplemental Indenture relating to the 2008 Indenture, dated as of July 26, 2010, by and among NHIL as issuer, Noble Corporation (“Noble”) as guarantor and BNY Mellon as trustee;

ii.

The 4.625% Senior Notes due 2021 and 6.05% Senior Notes due 2041, issued pursuant to the Third Supplemental Indenture relating to the 2008 Indenture, dated as of February 3, 2011, by and among NHIL as issuer, Noble as guarantor, and BNY Mellon as trustee;

iii.

The 3.95% Senior Notes due 2022 and 5.25% Senior Notes due 2042, issued pursuant to the Fourth Supplement to the 2008 Indenture, dated as of February 10, 2012, by and among NHIL as issuer, Noble as guarantor, and BNY Mellon as trustee;

iii.

The 7.950% Senior Notes due 2025 and 8.950% Senior Notes due 2045, issued pursuant to the First Supplemental Indenture relating to the 2015 Indenture, dated as of March 16, 2015, by and among NHIL as issuer, Noble as guarantor, and Wilmington Trust, National Association as trustee; and

iv.

The 7.750% Senior Notes due 2024, issued pursuant to the Second Supplemental Indenture relating to the 2015 Indenture, dated as of December 28, 2016, by and among NHIL as issuer, Noble as guarantor, and Wilmington Trust, National Association as trustee.

“Legacy Noteholders” means the beneficial holders, or investment advisors, investment managers, managers, nominees, advisors, or subadvisors to funds that beneficially own the Legacy Notes.

“Material Adverse Change” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after the date hereof that, individually or in the aggregate, has, had, or would reasonably be expected to have a material adverse effect on (i) the business, results or operations, or financial condition of the Company, taken as a whole, or (ii) the ability of the Company, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by this Agreement and any Definitive Document, including in connection with the Rights Offering; provided, however, that any change arising related to any of the following shall not constitute a Material Adverse Change or be taken into account in determining whether a Material Adverse Change has occurred or would reasonably be expected to occur: (a) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code; (b) changes in general economic or industry conditions, including changes in the prices of oil, natural gas, condensate or natural gas liquids or other commodities, changes in exchange rates, interest rates or monetary policy, or the commodities, credit, financial, currency, securities or capital markets that generally affects the industry in which the Company operates or participates; (c) any natural (including weather-related) or man-made event or disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus), act of terrorism, sabotage, cyberattack, military action or war, or any escalation or worsening thereof; (d) changes in general legal, regulatory or political conditions after the date hereof; (e) changes in GAAP, applicable laws or any accounting requirements applicable to any industry in which the Company operates or the interpretation of any of the foregoing after the date hereof; (f) any action or omission required, specifically permitted or contemplated to be taken or omitted by the Company pursuant hereto or which is otherwise taken or omitted with the consent, or at the request, of the Requisite Consenting Creditors; (g) any action taken or omitted by any Consenting Creditor or any of their representatives, including any breach hereof; (h) any failure by the Company to meet any internal or published projection for any period (provided that the underlying cause of any such failure may constitute, or be taken into account in determining, a Material Adverse Change to the extent not otherwise excluded under the foregoing clauses (a)–(g)); and (i) any change in the market price or trading volume of any debt or equity securities of the Company (provided that the underlying cause of any such change may constitute, or be taken into account in determining, a Material Adverse Change to the extent not otherwise excluded under the foregoing clauses (a)-(h)).

“Milbank” means Milbank LLP, as legal counsel to the Ad Hoc Group of Legacy Noteholders.

“Organizational Documents” means the organizational and governance documents for the Reorganized Company and any subsidiaries thereof, including, as applicable, the certificates or articles of incorporation and bylaws, certificates of formation, partnership agreements, operating agreements, limited liability company agreements, limited partnership agreements, and any similar documents of the Reorganized Company, which must be reasonably acceptable to the Requisite Consenting Guaranteed Noteholders.

“Other Termination Event” has the meaning set forth in Section 8(d).

“Party” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a government entity, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Chapter 11 Cases are filed with the Bankruptcy Court.

“Plan” means the chapter 11 plan of reorganization of the Company (including any annexes, supplements, exhibits, term sheets, or other attachments thereto) filed in the Chapter 11 Cases to implement the Restructuring, which Plan will be consistent in all respects with this Agreement and reasonably acceptable to the Requisite Consenting Creditors.

“Plan Supplement” means the documents to be filed in a supplement to the Plan prior to the entry of the Confirmation Order which include the necessary documentation to effect the Plan, which shall be consistent in all respects with the Restructuring Term Sheet and this Agreement and reasonably acceptable to the Requisite Consenting Creditors.

“Priority Guaranteed Noteholders” means beneficial holders, or investment advisors, investment managers, managers, nominees, advisors, or subadvisors to funds that beneficially own the Priority Guaranteed Notes.

“Priority Guaranteed Notes” means the senior guaranteed notes due February 2026 issued pursuant to that certain Indenture, dated January 31, 2018, by and among Noble Holding International Limited as issuer, Noble Corporation plc as parent guarantor, Noble 2018-I Guarantor LLC, Noble 2018-II Guarantor LLC, Noble 2018-III Guarantor LLC, and Noble 2018-IV Guarantor LLC as subsidiary guarantors, and U.S. Bank as trustee.

“Proceeding” has the meaning set forth in Section 13(a).

“Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims, or enter with customers into long or short positions in Claims, in its capacity as a dealer or market maker in such Claims, and (ii) is in fact regularly in the business of making a market in claims, interests or securities of issuers or borrowers.

“Reorganized Company” means the Company, as reorganized on the Effective Date or any successor thereto, by merger, consolidation, or otherwise.

“Requisite Consenting Creditors” means, as of any time of determination, a group of creditors that includes the Requisite Consenting Priority Guaranteed Noteholders and the Requisite Consenting Legacy Noteholders.

“Requisite Consenting Legacy Noteholders” means Consenting Legacy Noteholders holding at least a majority of the aggregate principal amount of all Legacy Notes held at such time by all of the Consenting Legacy Noteholders.

“Requisite Consenting Priority Guaranteed Noteholders” means Consenting Priority Guaranteed Noteholders holding at least a majority of the aggregate principal amount of all Priority Guaranteed Notes held at such time by all of the Consenting Priority Guaranteed Noteholders.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Period” means the period of time commencing on the Support Date and ending on the Termination Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” has the meaning set forth in the Restructuring Term Sheet.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP, as legal counsel to the Company.

“Solicitation” means the solicitation of votes for the Plan pursuant to, and in compliance with, the Bankruptcy Code and any order of the Bankruptcy Court governing such solicitation.

“Solicitation Materials” means any solicitation materials distributed in connection with the Solicitation, including the Disclosure Statement and the Plan, in form and substance acceptable to the Company and the Requisite Consenting Creditors.

“Subject Claims” has the meaning set forth in Section 9(a).

“Support Date” means the date on which counterpart signature pages to this Agreement have been executed and delivered by the Company and holders of at least 66.67% of the aggregate principal amount of the outstanding Priority Guaranteed Notes and holders of at least 66.67% of the aggregate principal amount of the outstanding Legacy Notes or such earlier date as is agreed by the Company and the Requisite Consenting Creditors (with an email between Skadden, Kramer, and Milbank to be sufficient for such purposes).

“Termination Date” means the date on which this Agreement terminates in accordance with Section 8.

“Termination Event” means any Company Termination Event, Consenting Creditor Termination Event, or Other Termination Event.

“Tranche 1 Warrants” has the meaning set forth in the Restructuring Term Sheet.

“Tranche 2 Warrants” has the meaning set forth in the Restructuring Term Sheet.

“Tranche 3 Warrants” has the meaning set forth in the Restructuring Term Sheet.

“Transfer” has the meaning set forth in Section 9(a).

“Warrants” means, collectively, the Tranche 1 Warrants, the Tranche 2 Warrants, and the Tranche 3 Warrants.

(b)    Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (iv) references to “$,” “dollar,” or any other currency are to United States dollars, (v) all references to time of day refer to Eastern time, as in effect in New York, New York on such day, (vi) the word “or” shall not be exclusive and shall be read to mean “and/or”, (vii) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter, (viii) captions and headings are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement, and (ix) in computing any period of time prescribed or allowed by this Agreement, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

2.     THE RESTRUCTURING TERM SHEET. The Restructuring Term Sheet is expressly incorporated herein by reference and made a part of this Agreement as if fully set forth herein. The terms and conditions of the Restructuring are set forth in the Restructuring Term Sheet; provided that the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern, provided further that with respect to any consent rights, this Agreement shall govern. In the event of any inconsistency between this Agreement and any of the other Exhibits hereto, the terms of such Exhibits shall govern.

3.     MILESTONES. The Company shall use commercially reasonable efforts to achieve each of the following milestones (each date set forth below, a “Milestone” and, collectively, the “Milestones”), as applicable, unless otherwise expressly and mutually agreed in writing among the Company (or Skadden) and the Requisite Consenting Creditors (or Kramer Levin and Milbank):

(a)    Not later than 11:59 p.m. prevailing Eastern Time on August 3, 2020, the Company shall commence the Chapter 11 Cases.

(b)    Not later than 14 days after the Support Date, the Company shall have filed the BCA Motion, the Plan, the Disclosure Statement and a motion to approve the Disclosure Statement.

(c)    Not later than 45 days after the filing of the BCA Motion, the Bankruptcy Court shall have entered the BCA Order.

(d)    Not later than 45 days after the filing of the Disclosure Statement and ~~a~~ motion to approve the Disclosure Statement, the Bankruptcy Court shall have entered the Disclosure Statement Order.

(e)    Not later than the date on which the Disclosure Statement Order is entered, to the extent the claims of the Paragon Litigation Trust are not resolved, the Debtors shall have obtained an order of the Bankruptcy Court estimating the amount of the claims of the Paragon Litigation Trust.

(f)    Not later than 60 days after the date on which the Disclosure Statement Order is entered, the Bankruptcy Court shall have entered the Confirmation Order.

(g)    Not later than 30 days after the date on which the Confirmation Order is entered, the Effective Date shall have occurred.

4.     COVENANTS OF THE CONSENTING CREDITORS.

(a)    Affirmative Covenants of the Consenting Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor shall:

(i)    negotiate in good faith the Definitive Documents and, as applicable, execute the Definitive Documents;

(ii)    consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring;

(iii)    support entry of the Backstop Order, Disclosure Statement Order and the Confirmation Order;

(iv)    to the extent any legal, financial or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for such Consenting Creditor and other material terms of this Agreement are preserved in any such provisions;

(v)    as long as its votes have been solicited in a manner that complies with the requirements of Bankruptcy Code sections 1125 and 1126, including receipt of the Disclosure Statement following its approval by the Bankruptcy Court under Bankruptcy Code section 1125, support the Restructuring and timely vote (when solicited to do so in accordance with this Agreement) all of its Claims and Interests whether now or hereafter beneficially owned by such Consenting Creditor or for which it now or hereafter serves as the nominee, investment manager, or advisor for the beneficial holders of Claims or Interests in favor of the Plan, and not change or withdraw such vote;

(vi)    timely vote (or cause to be voted) its Claims or Interests against any Alternative Transaction or proposal related thereto;

(vii)    timely opt in to, or not opt out of, any releases under the Plan;

(viii)    promptly notify the Company, in writing, of any material governmental complaints, litigations, or investigations (or written communications indicating that the same may be contemplated or threatened) with respect to the Restructuring, in each case, to the extent such Consenting Creditor has actual knowledge of the foregoing;

(ix)     if a Consenting Creditor acquires additional Subject Claims (as defined below) in the Company from any Person that is not a Consenting Creditor, then such Consenting Creditor shall notify the Company or its advisors of such acquisition within five business days of such acquisition; and

(x)    use commercially reasonable efforts to consult with the Company in obtaining additional support for the Restructuring from other creditors of the Company.

(b)    Negative Covenants of the Consenting Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor shall not:

(i)    vote any of its Claims to reject the Plan;

(ii)    change or withdraw (or cause to be changed or withdrawn) any such vote or release described in Sections (a)(v) and (a)(vii) above; provided that such vote or release shall be deemed revoked and void ab initio at any time following termination of this Agreement (other than as a result of the occurrence of the Effective Date);

(iii)    opt out of, or fail to opt in to, any third party release contemplated by the Plan; provided that such release shall be deemed revoked and void ab initio at any time following termination of this Agreement (other than as a result of the occurrence of the Effective Date);

(iv)    (A) object to, delay, impede, or take any other action to unreasonably interfere with, delay, or postpone acceptance, confirmation, or implementation of the Plan, (B) directly or indirectly solicit, encourage, propose, file, support or vote for, any restructuring, sale of assets, merger, workout, or plan of reorganization for the Company other than the Plan, or (C) otherwise take any action that could in any material respect interfere with, delay, or postpone the consummation of the Restructuring; or

(v)    initiate (or direct or encourage any agents, any official or unofficial committee, or any other Person to initiate) any action, including legal proceedings, that are inconsistent with, or that would materially delay, prevent, frustrate, or impede the approval, confirmation, or consummation, as applicable, of the Restructuring, including commencing or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company.

(c)    The covenants of the Consenting Creditors in this Section 4 are several and not joint.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall: (a) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company, or any other party in interest in the Company’s chapter 11 cases (including any official committee or the United States Trustee) provided that such consultation is not inconsistent with the obligations of such Consenting Creditor hereunder or under the Definitive Documents; (b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Transaction or an Alternative Transaction; (c) prevent any Consenting Creditor from enforcing this Agreement or any Definitive Document, or from contesting in good faith whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents; (d) prevent any Consenting Creditor from taking any action that is necessary to preserve or defend the validity or existence of its Claims (including, without limitation, the filing of proofs of claim); (e) obligate any Consenting Creditor to waive (to the extent waivable by such Consenting Creditor) any condition set forth in any Definitive Document; or (f) require any Consenting Creditor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that are reasonably likely to result in expenses, liabilities, or other obligations to any Consenting Creditor or any of its affiliates; provided, that nothing in the foregoing clause (f) shall serve to limit, alter, or modify any Creditor’s obligations under the terms of this Agreement or the Definitive Documents.

5.     COVENANTS OF THE COMPANY.

(a)    Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall:

(i)    act in good faith and use commercially reasonable efforts to support and successfully complete the Restructuring and all transactions contemplated under this Agreement;

(ii)     negotiate in good faith, and use commercially reasonable efforts to complete and enter into the Definitive Documents in a manner consistent with this Agreement;

(iii)    provide draft copies of all material motions or applications and other documents relating to the Plan, Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, all First Day Pleadings, and any other Definitive Document that the Company intends to file with the Bankruptcy Court, to Kramer Levin, Akin Gump and Milbank at least two calendar days before the date of filing of any such pleading or other document to the extent reasonably practicable;

(iv)    to the extent consistent with any confidentiality requirements, provide a copy of any written proposal for an Alternative Transaction (or a written summary of any oral proposal for an Alternative Transaction) received by the Company to Kramer Levin, Akin Gump and Milbank on a “professional eyes only” basis within two calendar days of the Company’s or its advisors’ receipt of such proposal;

(v)    maintain its good standing under the laws of the state or other jurisdiction in which it is incorporated or organized;

(vi)    timely file a formal written objection to any motion filed with the Bankruptcy Court by a third-party seeking entry of an order modifying or terminating the Company’s exclusive right to file or solicit acceptances for a plan of reorganization

(vii)    use commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including any necessary third-party consents) necessary to implement or consummate the Restructuring;

(viii)    to the extent any legal, financial or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Company and other material terms of this Agreement are preserved in any such provisions;

(ix)    notify Kramer Levin, Akin Gump and Milbank upon becoming aware of any of the following occurrences: (A) the occurrence of a Termination Event; (B) any person has challenged the validity or priority of, or has sought to avoid, any of the Priority Guaranteed Notes or the Legacy Notes; or (C) material developments, discussions, negotiations, or proposals relating to any Alternative Transaction, material contracts or any case or controversy that may be commenced against the Company or holders of Priority Guaranteed Notes or Legacy Notes; and

(x)     conduct businesses in the ordinary course in a manner that is consistent with past practices, including (A) maintaining physical assets, properties and facilities in their working order condition and repair in a manner that is consistent with past practices, (B) maintaining books and records in the ordinary course, in a manner that is consistent with past practices, (C) maintaining all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, (D) use commercially reasonable efforts to preserve intact business organizations and relationships with third parties (including creditors, vendors, contract counterparties, and customers) and employees in the ordinary course, in a manner that is consistent with past practices.

(b)    Negative Covenants of the Company. Subject to the terms and conditions hereof, including the Company’s “fiduciary out” pursuant to Section 8(b)(ii), for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Creditors or Kramer Levin and Milbank) shall not, directly or indirectly:

(i)    affirmatively solicit or support any Alternative Transaction or execute any agreements, instruments, or other documents that, in whole or in part, are inconsistent with this Agreement, other than in an immaterial respect, provided that nothing herein shall restrict the Company from discussing or negotiating any Alternative Transaction in response to a proposal received by the Company;

(ii)    take any actions that are inconsistent, or fail to take any actions that are consistent, with this Agreement, the Definitive Documents, or the implementation of the Restructuring;

(iii)    enter into, terminate, or otherwise modify any material operational contracts, leases, or other arrangements other than in the ordinary course of business without the consent of the Requisite Consenting Priority Guaranteed Noteholders (not to be unreasonably withheld);

(iv)    other than in the ordinary course of business or as approved by an order of the Bankruptcy Court, (a) enter into or amend, adopt, restate, supplement, or otherwise modify any employee benefit, deferred compensation, incentive, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans or agreements, including offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any of its management-level employees or (b) increase the base salary, target bonus opportunity, or other benefits payable by the Company or its subsidiaries to any of its management-level employees, in each case without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Requisite Consenting Creditors (with email from Kramer Levin and Milbank being sufficient);

(v)    other than in the ordinary course of business, enter into any material proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, or matter without the prior written consent of the Requisite Consenting Creditors (with email from Kramer Levin and Milbank being sufficient); and

(vi)    Incur any liens, security interests or encumbrances, other than (a) as expressly contemplated by the Plan, or (b) in the ordinary course of business.

6.     REPRESENTATIONS AND WARRANTIES.

(a)    Each Party, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct and complete as of the date hereof (as of the date that such Party first becomes a Party):

(i)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)    the execution, delivery, or performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party;

(iii)    the execution, delivery, or performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC or other securities regulatory authorities under applicable securities laws (the Company will rely exclusively on paragraph 42(c) of the Complex Case Procedures for its authority to perform hereunder);

(iv)    this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability except, in the case of the Company, for the filing of the Chapter 11 Cases; and

(v)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements in respect of the Company that have not been disclosed to all Parties to this Agreement.

(b)    Each Consenting Creditor severally (and not jointly) represents and warrants to the Company that as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto) as follows:

(i)    such Consenting Creditor (i) is the owner of the aggregate outstanding principal amount of Priority Guaranteed Notes or Legacy Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), as the case may be, or (ii) has, with respect to the beneficial owner(s) of such outstanding principal amount of Priority Guaranteed Notes or Legacy Notes, (A) sole investment or voting discretion with respect to such outstanding principal amount of Priority Guaranteed Notes or Legacy Notes, and (B) full power and authority to bind or act on the behalf of, such beneficial owner(s);

(ii)    other than pursuant to this Agreement, such Priority Guaranteed Notes and Legacy Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind that would adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iii)    it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) for a holder located outside of the U.S. (within the meaning of Regulation S under the Securities Act), a non-U.S. person under Regulation S under the Securities Act, and (ii) any securities of the Company acquired by the Consenting Creditor (or by its managed funds or accounts for which it is an investment advisor, investment manager, manager, nominee, advisors, or subadvisor) in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

7.     DEFINITIVE DOCUMENTS; GOOD FAITH COOPERATION; FURTHER ASSURANCES.

(a)    Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents and the Plan and each Definitive Document and the Plan shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with this Agreement and be in form and substance reasonably acceptable to the Company and the Requisite Consenting Creditors.

(b)    Subject to the terms hereof, each of the Parties shall submit any required or reasonably necessary regulatory filings in furtherance of the Restructuring.

(c)    The Parties agree, consistent with clause (a) of this Section 7, to negotiate, complete and execute in good faith the Definitive Documents that are subject to negotiation, completion and execution and that, notwithstanding anything herein to the contrary, the Definitive Documents, including any motions or orders related thereto, shall not be inconsistent with this Agreement and shall otherwise be subject to the applicable consent rights of the Parties set forth herein.

(d)    At the first Annual General Meeting of the shareholders of the Reorganized Company after the Effective Date, or at any postponement or adjournment thereof, each Consenting Creditor shall vote or cause any holder of record of its New Shares on the applicable record date to, vote all of its New Shares in favor of approval of the New Remuneration Policy; provided, that a Consenting Creditor shall not have any obligation to vote or cause the voting of its New Shares at such Annual General Meeting unless such Consenting Creditor receives written notice pursuant to the Section 24 hereof of its obligation under this Section 7(d) at least 10 days prior to the date of such Annual General Meeting, provided, that in the event that the New Remuneration Policy is approved by shareholder vote and a Consenting Creditor fails to vote, such Consenting Creditor shall have no liability hereunder.

8.     TERMINATION OF AGREEMENT.

This Agreement shall automatically terminate three (3) Business Days (the “Termination Notice Period”) after delivery of written notice (i) to the Company (in accordance with Section 24) from the Requisite Consenting Priority Guaranteed Noteholders or the Requisite Consenting Legacy Noteholders at any time after and during the continuance of any Consenting Creditor Termination Event, (ii) to the Consenting Creditors from Parent (in accordance with Section 24) at any time after the occurrence and during the continuance of any Company Termination Event, or (iii) to the Company from any individual Consenting Creditor (in accordance with Section 24) at any time after the occurrence and during the continuance of any Individual Creditor Termination Event, provided, however, that termination by any individual Consenting Creditor pursuant to this Section 8 shall only be effective as to such Consenting Creditor, and this Agreement shall continue in full force and effect as to all other Parties.

Notwithstanding any provision to the contrary in this Section 8, no Party may exercise any of its respective termination rights as set forth herein if such Party is in material breach of any provision hereof (unless such breach arises as a result of another Party’s actions or inactions in breach of this Agreement). This Agreement shall terminate automatically on the Effective Date without any further required action or notice; provided, however, that, notwithstanding the foregoing, the obligations of each Consenting Creditor party hereto on the Effective Date under Section 7(d) shall survive and continue in full force and effect following the Effective Date.

Notwithstanding the foregoing, (i) any Consenting Creditor Termination Event, Company Termination Event or Other Termination Event set forth in this Section 8 may be extended or waived at any time by written agreement among the Company and the Requisite Consenting Creditors (with email exchanged between the Skadden, Kramer Levin and Milbank being sufficient), and (ii) any Individual Creditor Termination Event set forth in this Section 8 may be extended or waived at any time by written agreement among the Company and the applicable individual Consenting Creditor (with email exchanged between Skadden and such individual Consenting Creditor being sufficient).

(a)    A “Consenting Creditor Termination Event” shall mean the occurrence of any of the following:

(i)    The breach by the Company of any of the undertakings, representations, warranties, or covenants of the Company set forth herein in any respect that materially and adversely affects the Consenting Creditors’ interests with regard to the Restructuring, and which, if capable of being cured, remains uncured for a period of three (3) Business Days after the receipt of written notice detailing such breach pursuant to this Section 8 and in accordance with Section 24. For the avoidance of doubt, the cure period provided for herein shall be coterminous with the Termination Notice Period.

(ii)    Entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company or that would constitute a Material Adverse Change.

(iii)    Failure to satisfy any Milestone, as may be modified, waived or extended in accordance with this Agreement; provided that the party who is exercising their termination right must provide notice of termination no later than 5 Business Days after the failure to satisfy such Milestone; provided further that the determination of whether the Company failed to satisfy any Milestone on a date specified in Section 3 above (as modified, waived, or extended in accordance with this Agreement) shall be without regard to the Company’s use of commercially reasonable efforts to satisfy such Milestone.

(iv)    Termination of the Backstop Commitment Agreement.

(v)    Any of the Definitive Documents (including any amendment or modification thereof) is filed with the Bankruptcy Court, otherwise finalized, or has become effective, containing terms and conditions inconsistent with this Agreement other than in an immaterial respect, and which, if capable of being cured, remains uncured for a period of three (3) Business Days after the receipt of written notice detailing such breach pursuant to this Section 8 and in accordance with Section 24; provided, however, that notwithstanding anything in this Agreement to the contrary, no Consenting Creditor Termination Event shall occur, in each case, to the extent such inconsistent term or condition has been consented to by the Requisite Consenting Creditors, or, in the case of any item which only requires the approval or consent of the Ad Hoc Guaranteed Group or the Requisite Consenting Priority Guaranteed Noteholders (with or without consultation with the Requisite Consenting Legacy Noteholders or the Ad Hoc Legacy Group, as applicable), the Ad Hoc Guaranteed Group or the Requisite Consenting Priority Guaranteed Noteholders, as applicable. For the avoidance of doubt, the cure period provided for herein shall be coterminous with the Termination Notice Period if the Termination Notice Period ends prior to the expiration of the three (3) Business Day period referred to above.

(vi)    The Company withdraws or modifies, or files a pleading seeking to withdraw or modify, the Plan, Disclosure Statement or any Definitive Document, or files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement or the Plan and such withdrawal, modification, motion, or pleading has not been revoked before the earlier of (A) three (3) Business Days after the Company receives written notice pursuant to this Section 8 and in accordance with Section 24 that such withdrawal, modification, motion, or pleading is inconsistent with this Agreement or the Plan and (B) entry of an order of the Bankruptcy Court approving such withdrawal, modification, motion, or pleading. For the avoidance of doubt, the three (3) Business Day period provided for herein shall be coterminous with the Termination Notice Period.

(vii)    (A) the Confirmation Order or the BCA Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Requisite Consenting Creditors not to be unreasonably withheld, conditioned, or delayed, or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company has failed to timely object to such motion.

(viii)    Without the prior written consent of the Requisite Consenting Creditors not to be unreasonably withheld, conditioned, or delayed (with email from Kramer Levin and Milbank being sufficient), any of the Company’s foreign subsidiaries or affiliates (a) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except as provided in this Agreement, (b) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (c) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (d) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, (e) makes a general assignment or arrangement for the benefit of creditors, or (vi) takes corporate action expressly authorizing any of the foregoing.

(ix)    The Company publicly announces or provides notice to the Consenting Creditors that that it will file, join in, pursue or support any Alternative Transaction.

(x)    The Company files a motion seeking authority to use cash collateral or secure post-petition or exit financing without the consent of the Requisite Consenting Creditors other than as contemplated by this Agreement.

(xi)    The Bankruptcy Court enters an order terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization.

(xii)    The Company files, joins in or supports a motion or pleading (a) challenging the amount, validity or priority of any Legacy Notes or Priority Guarantee Notes held by any Consenting Creditor, or (b) asserting claims or causes of action against any of the Consenting Creditors other than any claim or cause of action to enforce this Agreement or any confidentiality agreement.

(xiii)    The Bankruptcy Court grants relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring, without the approval of the Requisite Consenting Creditors.

(xiv)    The dismissal of one or more of the Chapter 11 Cases which may be reasonably expected to have a Material Adverse Change.

(xv)    The appointment of a trustee, or examiner with expanded powers in one or more of the Chapter 11 Cases.

(xvi)    The Bankruptcy Court enters an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code and which may be reasonably expected to have a Material Adverse Change.

(xvii)    The Company fails to obtain the consent of the Requisite Consenting Priority Guaranteed Noteholders (not to be unreasonably withheld, conditioned or delayed) before entering into an agreement to sell, lease, abandon, or otherwise dispose of, or file a motion seeking authority to sell, lease, abandon or otherwise dispose of any assets with a fair market value greater than $20 million.

(xviii)    The Company provides notice of its intention to take or refrain from taking, or actually takes or refrains from taking, any action in reliance on Section 29 hereof.

(xix)    Any material Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, or matter is settled, adjudicated by a court, allowed pursuant to court order or estimated without the prior written consent of the Requisite Consenting Creditors (with email from Kramer Levin and Milbank being sufficient)

(xx)    The occurrence of an Other Termination Event.

(b)    A “Company Termination Event” shall mean the occurrence of any of the following:

(i)    A breach by one or more of the Consenting Creditors of any of the undertakings, representations, warranties, or covenants of such Consenting Creditors set forth herein in any respect that materially and adversely affects the Company’s interests with regard to the Restructuring, but only if (A) the non-breaching Consenting Creditors then hold less than (x) 66.67% of outstanding aggregate principal amounts of the Priority Guaranteed Notes and (y) 66.67% of outstanding aggregate principal amounts of the Legacy Notes, and (B) if capable of being cured, such breach remains uncured for a period of three (3) Business Days after the receipt of written notice detailing such breach pursuant to this Section 8 and in accordance with Section 24. For the avoidance of doubt, the cure period provided for herein shall be coterminous with the Termination Notice Period.

(ii)    The board of directors or other governing body of the Company determines in good faith based upon the advice of outside counsel that continued performance under this Agreement, the Plan, or the Definitive Documents would be inconsistent with the exercise of its fiduciary duties under applicable law.

(iii)    The Confirmation Order or the Disclosure Statement Order is reversed, stayed, dismissed, vacated, or reconsidered or, after entry, is materially modified or materially amended in a manner that is not reasonably acceptable to the Company.

(iv)    The Company shall not have obtained votes accepting the Plan from holders of the Priority Guaranteed Notes or from holders of the Legacy Notes sufficient to satisfy the conditions for acceptance for such classes set forth in section 1126(c) of the Bankruptcy Code on or before the voting deadline set forth in the Solicitation Materials

(v)    The Effective Date shall not have occurred by 180 days after the Support Date.

(vi)    The occurrence of an Other Termination Event.

(c)    An “Individual Creditor Termination Event” shall mean the occurrence of any of the following:

(i)    The Effective Date shall not have occurred by 180 days after the Support Date.

(ii)    Any individual Consenting Creditor seeking to terminate the Agreement pursuant to this sub-clause (ii) has validly transferred all (but not less than all) of its Claims in accordance with Section 9 herein.

(d)    An “Other Termination Event” shall mean the occurrence of any of the following:

(i)    Any governmental authority, including any regulatory authority or court of competent jurisdiction, issues any ruling, judgment, or order enjoining the consummation of, or rendering illegal, a material portion of the Restructuring, which ruling, judgment, or order has not been not stayed, reversed, or vacated within ten (10) Business Days after such issuance.

(ii)    The date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement, provided that the Consenting Creditors shall not have the right to terminate this Agreement pursuant to this clause (c)(ii) if the Bankruptcy Court declines or denies confirmation of the Plan subject only to immaterial modifications to the Plan or Disclosure Statement that would not affect the recovery, rights or treatment that the Consenting Creditors would receive pursuant to the Plan;

(iii)    The date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction either converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or dismissing the Chapter 11 Cases.

(iv)    The date that is 14 days after the Petition Date if the Requisite Consenting Creditors and the Company have not agreed on a term sheet with the banks and financial institutions that are party to the Credit Agreement with respect to an exit financing commitment.

(v)    The date on which the Disclosure Statement Order is entered if on such date the Company has not obtained a commitment for exit financing consistent with the exit financing term sheet referred to in section (iv) herein.

(vi)    The date that is 14 days after the Petition Date if the Support Date has not occurred.

(e)    Mutual Termination. This Agreement may be terminated by the mutual, written agreement of the Company and the Requisite Consenting Creditors.

(f)    Effect of Termination. Subject to the provisions contained in Section 15 and Section 7(d), upon the termination of this Agreement in accordance with this Section 8, this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel by virtue of such Party’s compliance with the terms of this Agreement in respect of such rights or remedies during the Restructuring Support Period; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before such termination or any obligations under this Agreement which by their terms expressly survive termination; provided further to the extent a Consenting Creditor has a claim for money damages for breach of this Agreement against the Company, such claim shall be at the entity or entities which are obligated on such Consenting Creditor’s Priority Guaranteed Notes or Legacy Notes, as applicable. For the avoidance of doubt, termination of this Agreement on account of any Individual Creditor Termination Event shall only be effective as to such terminating Consenting Creditor, and this Agreement shall continue in full force and effect as to all other Parties.

(g)    Automatic Stay. The Company acknowledges that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code, and the Company hereby waives to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

9.     TRANSFER OF CLAIMS.

(a)    Each Consenting Creditor agrees that, during the Restructuring Support Period, it shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of (each, a “Transfer”) any of its Claims or any option thereon or any right or interest therein or any other Claims against or interests in the Company (collectively, the “Subject Claims”) (including grant any proxies, deposit any Subject Claims into a voting trust or enter into a voting agreement with respect to any such Subject Claims), unless the transferee thereof either (i) is a Consenting Creditor, or (ii) before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to the Consenting Creditors (including with respect to any and all Subject Claims it already may hold against or in the Company before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit E (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days following such execution to Skadden, Kramer Levin, Akin Gump and Milbank (provided that if such transferee fails to timely deliver such notice of Transfer, the transferor may provide such notice, and any notice so delivered shall be deemed effective for purposes of this Section 9(a)), in which event (1) the transferee shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred rights and obligations and all other Claims it may own or control, and (2) the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Creditor agrees that any Transfer of any Subject Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer, provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Consenting Creditor of any Subject Claims, such Subject Claims shall automatically be deemed to be subject to all the terms of this Agreement. For the avoidance of doubt, if a Consenting Creditor, acting in its capacity as a Qualified Marketmaker, acquires a Claim from a holder of Claims that is not a Consenting Creditor, as applicable, it may Transfer such Claim without the requirement that the transferee be or become a Supporting Noteholder. For the avoidance of doubt, to the extent that a Consenting Creditor’s Priority Guaranteed Notes or Legacy Notes, or other securities issued by the Company may be loaned by such Consenting Creditor (and consequently pledged, hypothecated, encumbered, or rehypothecated by) as part of customary securities lending arrangements (each such arrangement, a “Customary Securities Lending Arrangement”), and such Customary Securities Lending Arrangement does not adversely affect such Party’s ability to timely satisfy any of its obligations under this Agreement or the Backstop Commitment Agreement, such Customary Securities Lending Arrangement shall not be deemed a Transfer hereunder.

(b)    Notwithstanding anything to the contrary herein, a Consenting Creditor may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party; provided, however, that (i) such Qualified Marketmaker must Transfer such right, title or interest by five (5) Business Days prior to the Voting Deadline and (ii) the transferee of such Claims from the Qualified Marketmaker shall become a Consenting Creditor hereunder and comply in all respects with the terms of this Agreement (including executing and delivering a Joinder) and (iii) notwithstanding anything to the contrary in this Agreement, to the extent that a Consenting Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Claims from a holder of such claims that is not a Consenting Creditor, such Qualified Marketmaker may Transfer such Claims without the requirement that the transferee be or become a Consenting Creditor.

(c)    Additional Subject Claims. Each Consenting Creditor agrees that if a Consenting Creditor acquires or owns additional Subject Claims (other than in its capacity as a Qualified Marketmaker), then without any further action such Subject Claims shall be subject to this Agreement (including the obligations of the Consenting Creditors under this Section 9).

(d)    Forbearance. During the Restructuring Support Period, each Consenting Creditor agrees to forbear from the exercise of its rights (including any right of set-off) or remedies it may have under any of the Indentures and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise in a manner inconsistent with this Agreement, in each case, with respect to any breaches, defaults, events of defaults or potential defaults by the Company. Each Consenting Creditor specifically agrees that this Agreement constitutes a direction to any of the Indenture Trustees to refrain from exercising any remedy available or power conferred to the Indenture Trustees against the Company or any of its assets except as necessary to effectuate the Restructuring (including the Plan). For the avoidance of doubt, nothing in this paragraph (d) shall restrict or limit the Consenting Creditors or the Indenture Trustees, as applicable, from taking any action permitted or required to be taken hereunder for the purposes of the Restructuring.

(e)    nothing in this Agreement shall impose any obligation on the Company to issue any “cleansing” letter or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any Subject Claims.

10.    DISCLOSURE; PUBLICITY. To the extent reasonably practicable, the Company shall submit drafts to Kramer Levin, Akin Gump and Milbank of any press releases regarding the Restructuring at least two (2) Business Days prior to making any such disclosure. Except as required by applicable law, rule, or regulation and notwithstanding any provision of any other agreement between the Company and such Consenting Creditor to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company and the Consenting Creditors, the principal amount or percentage of any Claims against the Company held by any Consenting Creditor without such Consenting Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment before such disclosure and shall take commercially reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of Priority Guaranteed Notes held by all the Consenting Priority Guaranteed Noteholders or Legacy Notes held by all the Consenting Legacy Noteholders and (c) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority on a confidential basis without limitation or notice to any other Party. Notwithstanding the provisions in this Section 10, any Party may disclose a Consenting Creditor’s individual holdings if consented to in writing by such Consenting Creditor.

11.    AMENDMENTS AND WAIVERS.

(a)    Except as otherwise expressly set forth herein, this Agreement (including any exhibits or schedules hereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Company and the Requisite Consenting Creditors (with email exchanged between the Skadden, Kramer Levin, Akin Gump and Milbank being sufficient).

(b)    Notwithstanding Section 11(a):

(i)    any waiver, modification, amendment or supplement to Section 8(c) or this Section 11 shall require the written consent of all the Parties;

(ii)    any modification, amendment, or supplement to the definition of “Requisite Consenting Creditors” shall require the written consent of each Consenting Creditor and Parent;

(iii)    any modification, amendment, or supplement to the definition of “Requisite Consenting Priority Guaranteed Noteholders” shall require the written consent of each Consenting Priority Guaranteed Noteholder and Parent;

(iv)    any modification, amendment, or supplement to the definition of “Requisite Consenting Legacy Noteholders” shall require the written consent of each Consenting Legacy Noteholder and Parent;

(v)    any waiver, modification, amendment, supplement or waiver to any Definitive Document that is in effect in accordance with the terms thereof shall be governed as set forth in such Definitive Document;

(vi)    any modification, amendment, or supplement that adversely affects any of the rights or obligations (as applicable) granted to a specific Consenting Creditor hereunder (and in the Restructuring Term Sheet) more adversely than other affected Consenting Creditors, such amendment, modification, waiver or supplement shall also require the written consent of such adversely affected Consenting Creditor.

The waiver of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as expressly provided herein, no failure on the part of any Parties to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by any Parties preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy by such Parties.

12.    EFFECTIVENESS. This Agreement shall become effective and binding upon (i) the Company and the Consenting Creditors upon the occurrence of the Support Date (with respect to such Consenting Creditors who have executed this Agreement as of the Support Date), and (ii) for signatories thereafter upon the execution and delivery by such Party of an executed signature page hereto; provided, signature pages and Joinder Agreements executed by Consenting Creditors shall be delivered to (a) other Consenting Creditors in a redacted form that removes such Consenting Creditors’ beneficially owned outstanding principal amount of Priority Guaranteed Notes or Legacy Notes, and (b) the Company, Skadden, Kramer Levin and Milbank in an unredacted form, to be held on a professionals’ eyes only basis to the maximum extent under applicable law.

13.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)    This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Parties irrevocably agree that any legal action, suit, or proceeding (each, a “Proceeding”) arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined exclusively in the Bankruptcy Court, and the Parties hereby irrevocably and generally submit to the exclusive jurisdiction of the Bankruptcy Court with respect to any Proceeding arising out of or relating to this Agreement and the Restructuring. The Parties agree not to commence any Proceeding relating hereto or thereto except in the Bankruptcy Court. The Parties further agree that notice as provided in Section 24 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. The Parties hereby irrevocably and unconditionally waive and agree not to assert that a Proceeding in the Bankruptcy Court is brought in an inconvenient forum, the venue of such Proceeding is improper, or that the Bankruptcy Court lacks authority to enter a final order pursuant to Article III of the United States Constitution.

(b)    THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

14.    SPECIFIC PERFORMANCE/REMEDIES. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. The Parties hereby waive any requirement for the security or posting of any bond in connection with such remedies.

15.    SURVIVAL. Notwithstanding the termination of this Agreement pursuant to Section 8, Sections 1, 13 –25, and 26 – 28 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16.    HEADINGS. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.    NO WAIVER OF PARTICIPATION AND PRESERVATION OF RIGHTS. Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses or any waiver of any rights such Party may have under any subordination or intercreditor agreement, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, except as expressly provided herein and subject to the transactions contemplated hereby. Except as contemplated by this Agreement and in any amendment hereto, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to (a) consult with any of the other Parties, or (b) fully participate in the Chapter 11 Cases. Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason other than the occurrence of the Effective Date, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

18.    SUCCESSORS AND ASSIGNS; SEVERABILITY. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 18 shall be deemed to permit Transfers of the outstanding principal amounts of any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible including with respect to the economic outcome for the Consenting Creditors.

19.    SEVERAL, NOT JOINT, OBLIGATIONS. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

20.    ACCESSION. After the date hereof, additional holders of (A) outstanding principal amounts of the Priority Guaranteed Notes may become Consenting Priority Guaranteed Noteholders, and (B) outstanding principal amounts of the Legacy Notes may become Consenting Legacy Noteholders by agreeing in writing to be bound by the terms of this Agreement by executing a Joinder Agreement and delivering such Joinder Agreement in accordance with Sections 9 and 24 hereof.

21.    RELATIONSHIP AMONG PARTIES. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof. No Party shall have any responsibility for the transfer, sale, purchase, or other disposition of securities by any other entity (other than any beneficial owner with respect to which it has investment or voting discretion over such security), including with respect to the Priority Guaranteed Notes or Legacy Notes, by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

22.    PRIOR NEGOTIATIONS; ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations regarding the subject matters hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between the Company and any Consenting Creditor before the execution of this Agreement by such Consenting Creditor, and all intercreditor agreements, shall continue in full force and effect.

23.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

24.    NOTICES. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers or such other addresses of which notice is given pursuant hereto:

(a)    if to the Company, to:

Noble Corporation plc

13135 Dairy Ashford Rd., Ste. 800

Sugar Land, TX 77478

Attention:     William Turcotte

E-mail:         wturcotte@noblecorp.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606

Attention:    George Panagakis

Facsimile:   (312) 407-8586

E-mail:        george.panagakis@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:    Mark A. McDermott and Jason N. Kestecher

Facsimile:   (917) 777-2230

E-mail:        mark.mcdermott@skadden.com, jason.kestecher@skadden.com

(b)    if to a Priority Guaranteed Noteholder or a transferee thereof, to the addresses, facsimile numbers, or e-mail addresses set forth below such Priority Guaranteed Noteholder’s signature hereto (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:    Thomas Mayer and Stephen Zide

Facsimile:    (212) 715-8000

E-mail:         tmayer@kramerlevin.com, szide@kramerlevin.com

Akin Gump LLP

Level 8, 10 Bishops Square

London, E1 6EG

United Kingdom

Attention:    James Terry and Jakeob Brown

Facsimile:    +44 20 7012 9600

E-mail:         james.teryy@akingump.com, jakeob.brown@akingump.com

(c)    if to a Legacy Noteholder or a transferee thereof, to the addresses, facsimile numbers, or e-mail addresses set forth below such Legacy Noteholder’s signature hereto (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001-2163

Attention:    Evan Fleck and Matthew Brod

Facsimile:    (212) 822-5567

E-mail:         efleck@milbank.com, mbrod@milbank.com

Any notice given by mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon transmission.

25.    NO SOLICITATION; ADEQUATE INFORMATION. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of claims against the Company will not be solicited until such holders that are entitled to vote on the Plan have received the Plan, the Disclosure Statement approved by the Bankruptcy Court, related ballots, and other required solicitation materials.

26.    NO ADMISSIONS. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any Person, or the Company, and nothing in this Agreement, expressed or implied, is intended to, or shall be construed as to, impose upon any Party any obligation in respect of this Agreement except as expressly set forth herein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. To the extent applicable under Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, (a) this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, and (b) this Agreement, the Restructuring Term Sheet and the Plan shall not be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim, fault, liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

27.    BUSINESS DAY CONVENTION. When a period of days under this agreement ends on a Saturday, Sunday, or any legal holiday as defined in Bankruptcy Rule 9006(a), then such period shall be extended to the specified hour of the next Business Day.

28.    REPRESENTATION BY COUNSEL. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

29.    FIDUCIARY DUTIES. Nothing herein shall require the Company or its subsidiaries or affiliates or any of their respective directors, managers, officers or members, as applicable (each in such person’s capacity as a director, manager, officer or member), to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law; provided, however, that the Company shall provide three (3) Business Days’ notice to the extent reasonably practicable to the Ad Hoc Group of Priority Guaranteed Noteholders and the Ad Hoc Group of Legacy Noteholders (with email to Kramer Levin and Milbank being sufficient) prior to taking any action or refraining from taking any action in reliance on this Section 29.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Noble Corporation plc, for itself and each of its direct and indirect subsidiaries

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of Beneficially Owned Priority Guaranteed Notes: $

Principal Amount of Beneficially Owned Legacy Notes: $

Notice Address:

Fax:
Attention:
E-mail:

[Signature Page to Restructuring Support Agreement]

Exhibit A

Company Entities

Noble Corporation plc

Bully 1 (Switzerland) GmbH

Bully 2 (Switzerland) GmbH

Noble 2018-I Guarantor LLC

Noble 2018-II Guarantor LLC

Noble 2018-III Guarantor LLC

Noble 2018-IV Guarantor LLC

Noble BD LLC

Noble Cayman Limited

Noble Cayman SCS Holding Limited

Noble Contracting II GmbH

Noble Corporation

Noble Corporation Holdings Limited

Noble Corporation Holding LLC

Noble Drilling (Guyana) Inc.

Noble Drilling (TVL) Limited

Noble Drilling (U.S.) LLC

Noble Drilling Americas LLC

Noble Drilling Exploration Company

Noble Drilling Holding LLC

Noble Drilling International GmbH

Noble Drilling NHIL LLC

Noble Drilling Services Inc.

Noble DT LLC

Noble FDR Holdings Limited

Noble Holding (U.S.) LLC

Noble Holding International Limited

Noble Holding UK Limited

Noble International Finance Company

Noble Leasing (Switzerland) GmbH

Noble Leasing III (Switzer-land) GmbH

Noble Resources Limited

Noble SA Limited

Noble Services International Limited

Noble Rig Holding I Limited

Noble Rig Holding II Limited

Noble Asset Mexico LLC

Noble Bill Jennings LLC

Noble Earl Frederickson LLC

Noble Mexico Limited

Exhibit B

Restructuring Term Sheet

EXECUTION VERSION

NOBLE

RESTRUCTURING TERM SHEET

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR BE DEEMED BINDING ON ANY OF THE PARTIES HERETO. THIS TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE PARTIES. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING, AND ENTRY INTO ANY BINDING AGREEMENT IS SUBJECT TO, AMONG OTHER THINGS, THE EXECUTION OF DEFINITIVE DOCUMENTATION.

I. OVERVIEW
Term	Description
Overview of the Restructuring

This term sheet (the “Restructuring Term Sheet”) sets forth certain elements of a restructuring (the “Restructuring”) to be implemented through a chapter 11 plan[1] (the “Plan”) for Noble Corporation plc and certain of its subsidiaries and affiliates (collectively, the “Debtors” or the “Company”)[2] in connection with chapter 11 bankruptcy cases filed in U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Restructuring provides for the equitization of all the Company’s unsecured notes.

The Ad Hoc Guaranteed Group[3] and the Ad Hoc Legacy Group[4] will work with the Company to negotiate and enter into a support agreement for the Restructuring on the terms set forth in this Restructuring Term Sheet, to which this term sheet will be an exhibit (the “Restructuring Support Agreement[5]”).

[1]	[Ad Hoc Guaranteed Group and Company, in consultation with the Ad Hoc Legacy Group, to discuss implementation, UK law, and related issues.]
[2]	Filing entities set forth on Exhibit A to the Restructuring Support Agreement.
[3]	“Ad Hoc Guaranteed Group” means that ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP and Ducera Partners.
[4]	“Ad Hoc Legacy Group” means that ad hoc group of noteholders represented by Milbank LLP and Houlihan Lokey.
[5]	All terms used but not defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

1

EXECUTION VERSION

Exit Financing

The Company’s exit from chapter 11 will be funded through (i) the entry into the Exit Revolver (defined below), and (ii) the issuance of the Second Lien Notes and New Shares pursuant to the Rights Offering (defined below).

Exit Revolving Credit Facility

In connection with the Company’s exit from bankruptcy and the consummation of the Restructuring, the Company will enter into a new revolving credit facility (the “Exit Revolver”) in the amount of $675 million on a first lien secured basis. A summary of the principal terms of the Exit Revolver are set forth in Exhibit A, attached hereto.

Second Lien Notes

In connection with the Company’s exit from bankruptcy and the consummation of the Restructuring, the Company[6] will issue [$200][7] million in notes (the “Second Lien Notes” and together with the Exit Revolver, the “Exit Facilities”) secured by a second lien on the assets pledged under the Exit Revolver. A summary of the principal terms of the Second Lien Notes is set forth in Exhibit B, attached hereto.

Rights Offering

The Second Lien Notes shall be funded upon the Company’s emergence from chapter 11 pursuant to a rights offering of Second Lien Notes (and New Shares, as described below) (the “Rights Offering”). To facilitate the Restructuring, the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group will negotiate and, subject to the occurrence of the Support Date (as defined in the Restructuring Support Agreement) and approval by the Bankruptcy Court, enter into an agreement to backstop the Rights Offering (the “Backstop Commitment Agreement”), subject to completion of definitive documentation which shall be in form and substance reasonably acceptable to the Company, the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group.

Subject to the Ad Hoc Guaranteed Group Holdback (defined below), 58% of the Second Lien Notes offered in connection with the Rights Offering (such amount, the “Guaranteed Notes Allocation”) shall be offered to the holders of Guaranteed Notes.[8] The Guaranteed Notes Allocation shall be fully backstopped by the members of the Ad Hoc Guaranteed Group, provided, however, that in connection with an undersubscription of the

[6]	Issuing entity TBD.
[7]	NTD: Amount of second lien notes to equal $200mm plus principal amount of second lien notes issued through Backstop Premium.
[8]	The “Guaranteed Notes” are the 7.875% notes due 2026, issued pursuant to the Indenture dated as of January 31, 2018.

2

EXECUTION VERSION

Guaranteed Notes Allocation, the Ad Hoc Legacy Group shall have the exclusive right to purchase the first $6 million of Second Lien Notes that were unsubscribed under the Guaranteed Notes Allocation before the Ad Hoc Guaranteed Group backstop is implemented (the “Undersubscription Rights”).

Subject to the Ad Hoc Legacy Group Holdback (defined below), 42% of the Second Lien Notes offered in connection with the Rights Offering (such amount, the “Legacy Notes Allocation”) shall be offered to the holders of Legacy Notes.[9] [10] The Legacy Notes Allocation shall be fully backstopped by the members of the Ad Hoc Legacy Group.

Each holder that participates in the Rights Offering in respect of the Guaranteed Notes Allocation shall receive its pro rata share (based on the amount of such holder’s Guaranteed Notes claim or Undersubscription Rights, as applicable) of 17.4% of the New Shares of the reorganized Company (subject to dilution by Warrants and the MIP (each as defined below)). Each holder that participates in the Rights Offering in respect of the Legacy Notes Allocation shall receive its pro rata share (based on the amount of such holder’s Legacy Notes claim) of 12.6% of the New Shares in the reorganized Company (subject to dilution by Warrants and the MIP).

The members of the Ad Hoc Guaranteed Group shall have the exclusive right and obligation to purchase 37.5% of the Guaranteed Notes Allocation (such amount, the “Ad Hoc Guaranteed Group Holdback”); in addition to participating in the Ad Hoc Guaranteed Group Holdback, the members of the Ad Hoc Guaranteed Group shall be permitted to participate in the Rights Offering, together with the holders of Guaranteed Notes that are not members of the Ad Hoc Guaranteed Group, with respect to the remainder of the Guaranteed Notes Allocation. The members of the Ad Hoc Legacy Group shall have the exclusive right and obligation to purchase 37.5% of the Legacy Notes Allocation (such amount, the “Ad Hoc Legacy Group Holdback”); in addition to participating in the Ad Hoc Legacy Group Holdback, the members of the Ad Hoc Legacy Group shall be permitted to participate in the Rights Offering, together with the holders of Legacy Notes that are not members of the Ad Hoc Legacy Group, with respect to the remainder of the Legacy Notes Allocation.

[9]

The “Legacy Notes” consist of (i) 4.90% notes due 2020, issued pursuant to the Fifth Supplemental Indenture dated as of January 31, 2018; (ii) 4.625% notes due 2021, issued pursuant to the Fifth Supplemental Indenture dated as of January 31, 2018; (iii) 3.95% notes due 2022 issued pursuant to the Fifth Supplemental Indenture dated as of January 31, 2018; (iv) 7.75% notes due 2024, issued pursuant to the Second Supplemental Indenture dated as of December 28, 2016; (v) 7.95% notes due 2025, issued pursuant to the First Supplemental Indenture dated as of March 16, 2015; (vi) 6.20% notes due 2040, issued pursuant to the Second Supplemental Indenture dated as of July 26, 2010; (vii) 6.05% notes due 2041, issued pursuant to the Third Supplemental Indenture dated as of February 3, 2011; (viii) 5.25% notes due 2042, issued pursuant to the Fourth Supplemental Indenture dated as of February 10, 2012; and (ix) 8.95% notes due 2045, issued pursuant to the First Supplemental Indenture dated as of March 16, 2015.

[10]	Any allowed claims of the Paragon Litigation Trust shall be permitted to participate in the Legacy Notes Allocation of the Rights Offering.

3

EXECUTION VERSION

The Ad Hoc Guaranteed Group shall receive a backstop premium (the “Ad Hoc Guaranteed Group Backstop Premium”), paid-in-kind, of (a) Second Lien Notes equal to 8% of the amount of the Guaranteed Notes Allocation and (b) New Shares, in each case, as provided herein. The Ad Hoc Legacy Group shall receive a backstop premium (the “Ad Hoc Legacy Group Backstop Premium”), paid-in-kind, of (x) Second Lien Notes equal to 8% of the amount of the Legacy Notes Allocation and (y) New Shares, in each case, as provided herein. The amount of New Shares (defined below) of the reorganized Company comprising the Ad Hoc Guaranteed Group Backstop Premium and the Ad Hoc Legacy Group Backstop Premium is equivalent to an aggregate of 2.4% of the New Shares in the reorganized Company (the “New Share Component”) (subject to dilution by the Warrants and the MIP). The Ad Hoc Guaranteed Group shall be entitled to 58% of the New Share Component; the Ad Hoc Legacy Group shall be entitled to 42% of the New Share Component.

The Ad Hoc Guaranteed Group Backstop Premium and Ad Hoc Legacy Group Backstop Premium shall be paid free and clear of any withholding or deductions on account of taxes and the parties shall treat such amounts as paid by the Debtors in exchange for the issuance of a put right to the Debtors with respect to the Rights Offering.

A summary of certain principal terms of the Backstop Commitment Agreement and the Rights Offering is set forth in the Backstop Term Sheet, attached hereto as Exhibit C.

Joinders to Restructuring Support Agreement	For a period of at least 14 calendar days beginning upon the execution of the Restructuring Support Agreement (the “Backstop Joinder Period”), the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group (together the “Initial Backstop Parties”) shall offer the opportunity to participate in the backstop to all qualifying holders of (a) Guaranteed Notes, (b) Legacy Notes, and (c) Paragon Litigation Claims against Noble Holding International Limited that have been agreed by the Company and the Paragon Litigation Trust (the “Agreed Paragon Litigation Claims”).[11] The Backstop Joinder Period may be extended at the election of the Ad Hoc Guaranteed Group, Ad Hoc Legacy Group and the Company. All Joining Parties shall be required to join the Restructuring Support Agreement.[12]

[11]

Holders of Guaranteed Notes who join the backstop are referred to as “Joining Guaranteed Parties.” Holders of Legacy Notes and Agreed Paragon Litigation Claims who join the backstop are referred to as “Joining Legacy Parties.” The Joining Guaranteed Parties and the Joining Legacy Parties are referred to as the “Joining Parties.” In order to qualify any such holder must be a “qualified institutional buyer” (as defined in Rule 144) (“QIB”) or an institutional “accredited investor” under Rule 501(a) (“IAI”).

[12]	Process to obtain additional backstop parties to be discussed.

4

EXECUTION VERSION

The Ad Hoc Guaranteed Group shall determine the allocation to the Joining Guaranteed Parties and the Ad Hoc Legacy Group shall determine the allocation to the Joining Legacy Parties, respectively, of all or a portion of the backstop and any economic terms thereof, provided, however, any such allocation shall provide the same pro rata treatment to all Joining Guaranteed Parties or Joining Legacy Parties, as applicable.

The Ad Hoc Guaranteed Group and Ad Hoc Legacy Group shall provide the Debtors’ advisors with not less frequently than daily updates providing detail regarding the status of all joinder discussions, including all economic terms of any joinder.

II. TREATMENT
Claim	Proposed Treatment

Administrative, Priority Tax, and Other Priority Claims	On or as soon as practicable after the effective date of the Plan (the “Effective Date”), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any allowed administrative, priority tax, or other priority claim (the “Administrative and Priority Claims”), such Administrative and Priority Claims shall be paid in full in cash or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.

Other Secured Claims	On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any secured claim that is not an Administrative and Priority Claim (an “Other Secured Claim”), the holder of such Other Secured Claim shall receive (i) payment in cash in an amount equal to such Other Secured Claim, (ii) the collateral securing such Other Secured Claim, or (iii) such other treatment so as to render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

Revolving Credit Facility	On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any claims held by the lenders (the “RCF Lenders”) under the Company’s Revolving Credit Agreement, dated as of December 21, 2017, among Noble Holding UK Limited, as parent guarantor, Noble Cayman Limited, as borrower, and certain other designated borrowers and subsidiary guarantors, and JPMorgan Chase Bank, N.A., as administrative agent (the “RCF”), the RCF Lenders will be paid in full in cash with the proceeds of the Exit Facilities.[13]

[13]	Subject to revision to the extent that all lenders are not participating in the Exit Revolver.

5

EXECUTION VERSION

Guaranteed Notes Claims	On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any claim arising under the outstanding Guaranteed Notes (a “Guaranteed Notes Claim”), the holders of such Guaranteed Notes Claims shall receive (i) their pro rata share of 63.5% of the New Shares of the Reorganized Company (subject to dilution by Warrants and the MIP); and (ii) the right to participate in the Rights Offering to the extent set forth herein.

Legacy Notes Claims and Paragon Litigation Claims	On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any allowed claims of the Paragon Litigation Trust against Noble Holding International Limited, and any claims arising under the outstanding Legacy Notes, the holders of such claims shall receive (i) their pro rata share of 4.1% of the New Shares of the Reorganized Company (subject to dilution by the Warrants and the MIP); (ii) their pro rata share of 7-year warrants with Black Scholes protection for 12.5% of the fully diluted New Shares of the Reorganized Company (subject to dilution by the MIP, the Tranche 2 Warrants, and the Tranche 3 Warrants) struck at the price that would result in payment of the Guaranteed Notes in full at par plus accrued interest as of the Petition Date (the “Tranche 1 Warrants”); (iii) their pro rata share of 7-year warrants with Black Scholes protection for 12.5% of the fully diluted New Shares of the Reorganized Company (subject to dilution by the MIP and the Tranche 3 Warrants) struck at the price of 120% the price that would result in payment of the Guaranteed Notes in full at par plus accrued interest as of the Petition Date (the “Tranche 2 Warrants”); and (iv) the right to participate in the Rights Offering to the extent set forth herein.

Trade Claims and Other Unsecured Claims

All trade-related claims will be unimpaired in connection with the Restructuring.

The treatment of other general unsecured claims will be negotiated and agreed as among the Ad Hoc Guaranteed Group, the Ad Hoc Legacy Group, and the Company.

Intercompany Claims	On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any claims held by any Debtor against any other Debtor or affiliate (an “Intercompany Claim”), such Intercompany Claims will be, at the option of the Ad Hoc Guaranteed Group, in consultation with the Ad Hoc Legacy Group, either (a) reinstated, (b) settled or (c) cancelled without any distribution on account of such Intercompany Claims.

Intercompany Interests	On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for all equity interests held by a Debtor in any other Debtor, such

6

EXECUTION VERSION

equity interests will be, at the option of the Ad Hoc Guaranteed Group, in consultation with the Ad Hoc Legacy Group, either (a) reinstated or (b) cancelled without any distribution on account of such equity interests.[14]

Section 510(b) Claims	Any Claims arising under section 510(b) of the Bankruptcy Code shall be discharged without any distribution.

Existing Equity

On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each existing equity interest of the Company (the “Existing Equity Interests”), such Existing Equity Interests shall, as determined by the Company with the consent of the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group (not to be unreasonably withheld, conditioned or delayed), either:

(i) (A) In the event that the class of Existing Equity Interests under the Plan votes to reject the Plan, be extinguished and receive no recovery; or (B) in the event that the class of Existing Equity Interests under the Plan votes to approve the Plan, be diluted such that the holders of Existing Equity Interests shall receive 5-year warrants (the “Tranche 3 Warrants” and together with the Tranche 1 Warrants and Tranche 2 Warrants, the “Warrants”) for 4% of the fully-diluted New Shares in the Reorganized Company (subject to dilution by the MIP) struck at the price of the amount that would result in payment in full at par of the Legacy Notes plus accrued interest as of the Petition Date, with no Black Scholes protection; or

(ii)  the Tranche 3 Warrants.

The Warrants shall require cashless exercise to the extent necessary to comply with applicable securities law.

III. ADDITIONAL MATERIAL TERMS OF THE RESTRUCTURING
Term	Description
Restructuring Documents	Any and all agreements, instruments, pleadings, orders, and other documents, including the Backstop Commitment Agreement, Backstop Commitment Agreement Motion, Backstop Commitment Agreement Order, Plan, Confirmation Order, Disclosure Statement, Disclosure Statement Order, the Warrants, Exit Facilities documentation, and all related exhibits, schedules, supplements, appendices, annexes, and attachments thereto that are utilized to implement or effectuate, or that

[14]

The cancellation of any intercompany interest shall be subject to (i) the “Tax Structuring” provisions of this Restructuring Term Sheet, and (ii) the cross-border implementation and the tax structuring conditions precedent to the Effective Date.

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EXECUTION VERSION

otherwise relate to, the Restructuring or the Restructuring Support Agreement (the “Restructuring Documents”) shall be consistent in all respects with the Restructuring Support Agreement and this Restructuring Term Sheet and otherwise reasonably acceptable to the Company, the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group; provided, however, that the documentation concerning the corporate governance of the Reorganized Debtors, documentation concerning the tax structuring of the Reorganized Debtors, and documentation concerning the MIP shall be consistent in all respects with the Restructuring Support Agreement and this Restructuring Term Sheet and otherwise reasonably acceptable to the Company and the Ad Hoc Guaranteed Group, in consultation with the Ad Hoc Legacy Group; provided, further, that (i) the documentation concerning the corporate governance of the Reorganized Debtors shall contain customary protections for minority shareholders[15] which shall be reasonably acceptable to the Company, the Ad Hoc Legacy Group and the Ad Hoc Guaranteed Group, and (ii) the documentation concerning the tax structuring of the Reorganized Debtors or the tax treatment of the transactions contemplated by the Restructuring Documents shall not alter or amend the economic terms of the Agreement.

Reorganized Noble Equity Interests

On the Effective Date, the Reorganized Company shall issue new ordinary shares (the “New Shares”) in accordance with the terms of the Plan and any organization documents of the Reorganized Company, without the need for any further corporate or member action.[16]

The New Shares issued pursuant to the Plan will be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to section 1145 of the Bankruptcy Code (the “Section 1145 Exemption”) and be freely transferable under applicable securities laws without further registration, subject to certain restrictions on affiliates and underwriters under applicable securities laws.

The Second Lien Notes and New Shares issued pursuant to the Rights Offering will be issued in reliance on the Section 1145 Exemption to the maximum extent possible and, to the extent the Section 1145 Exemption is unavailable, will be issued only to persons that are QIBs or IAIs in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or other applicable exemption.

The Second Lien Notes and New Shares issued pursuant to the Backstop Commitment Agreement and the Ad Hoc Guaranteed Group Holdback and the Ad Hoc Legacy Group Holdback will be issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or other applicable exemption.

[15]	[Scope of minority protections to depend, in part, on the jurisdiction of incorporation of the ultimate reorganized parent and whether such entity lists for trading on a national U.S. stock exchange.]
[16]	Subject to discussion with Company’s counsel on cross-border implementation.

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EXECUTION VERSION

The Second Lien Notes and New Shares issued as fees under the Backstop Commitment Agreement will be issued in reliance on the Section 1145 Exemption.

All New Shares and Second Lien Notes not issued in reliance on the Section 1145 Exemption will be subject to a registration rights agreement providing for customary registration rights including, among other things, a resale shelf registration statement (the “Registration Statement”) to be filed by the Company within 30 days of the Plan Effective Date if the Company is then eligible to use Form S-3, and 60 days if the Company is not then eligible to use Form S-3 and, in the case of New Shares, customary piggyback registration rights. For the avoidance of doubt, the Registration Rights Agreement will provide for underwritten shelf-takedowns for applicable parties that hold, together with their affiliates, more than a to be agreed upon non-de minimis threshold.[17]

The Company shall use commercially reasonable efforts such that (i) following the Effective Date, as soon as reasonably practicable after the Company satisfies the applicable listing requirements, the New Shares shall be listed on a national securities exchange, and (ii) following the effectiveness of the Registration Statement, the Reorganized Company will be a reporting company under the Exchange Act.[18]

Corporate Governance

On the Effective Date, the board of directors of the Reorganized Debtors (the “New Board”) will be comprised of 9 directors: the Chief Executive Officer of the Reorganized Company, 6 directors selected by the Ad Hoc Guaranteed Group, and 2 directors selected by the Ad Hoc Legacy Group.

All corporate governance matters related to the Reorganized Debtors, including but not limited to the definitive documents governing all corporate governance matters will be determined by the Ad Hoc Guaranteed Group and the Company, in consultation with the Ad Hoc Legacy Group.

Management Incentive Plan and Employment Agreements	The Reorganized Debtors will establish a post-emergence management incentive plan (the “MIP”) and will reserve 10% of the New Shares (the “MIP Pool”) of the Reorganized Company determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP and all securities

[17]

Section 1145 analysis for New Shares and Second Lien Notes issued pursuant to the Rights Offering or as part of the backstop and holdback subject to ongoing diligence and review. NTD: To avoid 2 small tranches of notes trading separately, all notes need to have the same CUSIP and otherwise be fungible as soon as possible following closing. Potential alternatives TBD.

[18]	NTD: Company and the Ad Hoc Groups to discuss the timing of post-Effective Date listing.

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EXECUTION VERSION

contemplated by the Plan) for awards under the MIP. The MIP will provide for awards in the form of equity, stock options or such other rights exercisable, exchangeable or convertible into New Shares of the Reorganized Company. The principal terms of the MIP shall be set forth in the plan of reorganization and the terms and conditions for any awards shall be determined by the New Board (or a committee thereof) provided that the Company and the Ad Hoc Guaranteed Group shall consult with the Ad Hoc Legacy Group in formulating the terms of the MIP and shall consider in good faith the comments and views of the Ad Hoc Legacy Group in respect thereof.

New employment agreements for management-level employees, which shall be set forth in a Plan Supplement, shall be entered into on the Effective Date.

On or prior to the Effective Date, the Reorganized Company will adopt a Directors’ Remuneration Policy (the “New Remuneration Policy”) reasonably acceptable to the Company and the Ad Hoc Guaranteed Group, which will, among other things, permit (i) the adoption of, and compensation, grants and awards under, any long-term incentive plan adopted by the Reorganized Company, including the MIP, including any initial grants and awards under the MIP approved by the New Board following emergence from bankruptcy, and (ii) all employment, severance and compensation arrangements implemented in connection with the Restructuring with consent of the Ad Hoc Guaranteed Group (such consent not to be unreasonably withheld) or with approval the New Board. The Company and the Ad Hoc Guaranteed Group shall consult with the Ad Hoc Legacy Group in formulating the terms of the New Remuneration Policy and shall consider in good faith the comments and views of the Ad Hoc Legacy Group in respect thereof.

Reasonable Assistance	The Company, the Ad Hoc Legacy Group, and the Ad Hoc Guaranteed Group shall use commercially reasonable efforts to provide assistance to each other with the matters contained in this Restructuring Term Sheet.

Releases and Exculpation	The Plan will include customary discharge, release (including debtor and third party release), exculpation and injunction provisions, in each case, to the maximum extent permitted under applicable law and effective as of the Effective Date, in favor of the following parties, each in their capacity as such: the Debtors, the Reorganized Debtors, the Ad Hoc Guaranteed Group and the holders of Guaranteed Notes, the Ad Hoc Legacy Group and the holders of the Legacy Notes, each of their respective indenture trustees, the Consenting Creditors under the Restructuring Support Agreement, the parties to the Backstop Commitment Agreement, and each of their respective subsidiaries, affiliates, officers, directors, predecessors, successors and assigns, managers, principals, members, employees, agents, partners, attorneys, accountants, investment bankers, financial advisors, consultants and other professionals (collectively, the “Released Parties”).

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EXECUTION VERSION

Any claims or causes of action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code, shall be retained by the Reorganized Debtors, except to the extent expressly released under the Plan.

Tax Structure[19]	To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (i) minimizes any current taxes payable by the Debtors as a result of the consummation of the Restructuring, and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or potentially moving certain businesses to new entities incorporated in different jurisdictions) of the Restructuring to the Debtors, the Reorganized Debtors and the holders of debt in the Reorganized Debtors going forward, in each case as determined by the Debtors and the Ad Hoc Guaranteed Group, in consultation with the Ad Hoc Legacy Group.

Executory Contracts and Unexpired Leases

The Company shall not make any decision to assume or reject any material executory contract or material unexpired lease of non-residential real property without the reasonable consent of the Ad Hoc Guaranteed Group, in consultation with the Ad Hoc Legacy Group, and the Company shall provide the Ad Hoc Guaranteed Group and its advisors, and the Ad Hoc Legacy Group and its advisors, with all reasonable information needed to analyze such decision to assume or reject any material executory contract or material unexpired lease (including all copies of all newbuild contracts, customer and drilling contracts, performance guarantees and letters of credit).

To the extent necessary in connection with the Plan, the Company shall seek to assume pursuant to, inter alia, section 365 of the Bankruptcy Code, those executory contracts and unexpired leases mutually agreed upon by the Company and the Ad Hoc Guaranteed Group, in consultation with the Ad Hoc Legacy Group, and set forth on a schedule to be included in the Plan supplement (the “Assumption Schedule”).

All executory contracts and unexpired leases not expressly listed for assumption on the Assumption Schedule or previously assumed or rejected by order of the Bankruptcy Court shall be deemed assumed as of the Effective Date. Any contract or lease assumed on the Effective Date shall be deemed amended and modified to provide that the confirmation and consummation of the Plan shall not trigger any “change of control” provisions in such contract or lease.

[19]	Subject to ongoing diligence and review by tax attorneys.

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EXECUTION VERSION

Fees

The Company will pay currently and upon the Effective Date any and all outstanding reasonable and documented out-of-pocket pre- and post-petition fees & expenses of the advisors to (i) the Ad Hoc Guaranteed Group (Kramer Levin Naftalis & Frankel LLP, Ducera, DNB Markets (Investment Banking Division), Akin Gump LLP, and one local counsel to be selected by the Ad Hoc Guaranteed Group); and (ii) the Ad Hoc Legacy Group (Milbank LLP, Houlihan Lokey, and one local counsel to be selected by the Ad Hoc Legacy Group).

On the Effective Date, all unpaid reasonable and documented out-of-pocket fees and expenses of Ad Hoc Guaranteed Group, the Ad Hoc Legacy Group, and their advisors in connection with the Restructuring shall be paid in full in cash by the Company.

Conditions Precedent to the Effective Date[20]

The occurrence of the Effective Date shall be subject to the following additional conditions precedent:

•   the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

•   orders approving or confirming, as applicable, the Backstop Commitment Agreement, disclosure statement and Plan shall have been entered and such orders shall not have been reversed, stayed, modified, without the consent of the Requisite Consenting Creditors (as defined in the Restructuring Term Sheet), or vacated on appeal;

•   the Backstop Commitment Agreement, Plan, Confirmation Order, and all schedules, documents, supplements and exhibits to the Plan, and any other Restructuring Documents, shall be consistent with the terms of the Restructuring Support Agreement and subject to the consent and approval rights set forth therein;

•   the Backstop Commitment Agreement shall not have been terminated and shall remain in full force and effect;

•   issuance of the New Shares, Exit First Lien Facility, and Second Lien Notes (with all conditions precedent thereto having been satisfied or waived);

•   the effectiveness of all other applicable Restructuring Documents, subject to the consent and approval rights set forth in the Restructuring Support Agreement;

•   payment of all invoiced professional fees and other amounts required to be paid hereunder, in any Definitive Document, or in any order of the Bankruptcy Court related thereto.

•   the effectiveness of any agreed steps and procedures for cross-border implementation and the tax structuring of the Plan;

[20]	Recognition and/or completion of parallel proceedings to be discussed with Company’s counsel.

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EXECUTION VERSION

•   any and all requisite governmental, regulatory, and third party approvals and consents required to implement the Plan or the Restructuring shall have been obtained; and

•   such other conditions as may be mutually agreed to by the Company, the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group.

Governing Law	The governing law for all applicable documentation shall be New York law (except in the event the Reorganized Debtors are incorporated in another jurisdiction, in which case the corporate governance documents of the Reorganized Debtors shall be governed by the laws of such jurisdiction).

Documentation	The parties shall negotiate the Restructuring Documents in good faith. Any and all documentation necessary to effectuate the Restructuring shall be in form and substance consistent with this Restructuring Term Sheet and the Restructuring Support Agreement and otherwise reasonably satisfactory to those parties who are party to such documentation or otherwise have consent rights specified in this Restructuring Term Sheet or the Restructuring Support Agreement.

Reservation of Rights

The submission of the Restructuring Term Sheet to the Company is without prejudice to the Company’s, Ad Hoc Guaranteed Group’s and the Ad Hoc Legacy Group’s rights to negotiate the definitive documentation required to reflect the terms hereto.

Nothing herein is an admission of any kind. If the Restructuring is not consummated for any reason, all parties reserve any and all of their respective rights.

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EXECUTION VERSION

Exhibit A to Restructuring Term Sheet

Summary of Principal Terms of the Exit Revolver

This summary of principal terms (this “Exit Revolver Term Sheet”) sets forth certain of the principal terms for the Exit Revolver referred to in that certain Noble Corporation plc Restructuring Term Sheet, dated as of [July 31], 2020. Capitalized terms used and not otherwise defined in this Exit Revolver Term Sheet have the meanings assigned thereto in the Restructuring Term Sheet. This Exit Revolver Loan Term Sheet shall be subject to the disclaimers and other provisions of the Restructuring Term Sheet, as if more fully set forth herein. Matters not covered by the provisions hereof and in the Restructuring Term Sheet (including, without limitation, the terms of any security and guaranty documentation and any intercreditor agreements) are subject to mutual approval and agreement of the Ad Hoc Guaranteed Group, Ad Hoc Legacy Group, and the Company.

EXIT REVOLVING CREDIT FACILITY

Term	Description
Borrower	Noble Cayman Limited, Noble International Finance Company, and certain additional subsidiaries of Noble Corporation plc (together, the “Borrowers”), subject to further diligence.

Guarantors	Noble Holding UK Limited (the “Parent Company”) and each of its subsidiaries (together, the “Guarantors”), subject to further diligence.

Facility	$675 million exit secured revolving credit facility.

Availability	Availability under the Exit Revolver shall be subject to an availability blocker of $65 million when the First Lien Leverage Ratio is greater than 5.5x. The First Lien Leverage Ratio shall be calculated net of (i) cash and cash equivalents constituting Exit RCF Collateral (as defined below), subject to perfected liens pursuant to account control agreements or other appropriate security arrangements in the relevant jurisdiction and (ii) other identifiable, perfected cash proceeds of Exit RCF Collateral.

Tenor	5 years from Petition Date.

Pricing	LIBOR + 475 bps, subject to 0% LIBOR floor, with step up to LIBOR + 525 bps commencing after the fourth anniversary of the Petition Date.

Fees	150 bps in aggregate (including arranger fees and upfront fees).

Security / Guarantee	The Exit Revolver will be secured by a first lien claim on all assets of the Borrowers and Guarantors (including pledges of equity of subsidiaries and

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EXECUTION VERSION

all rigs, charters and accounts receivables now or hereafter owned by the Borrowers and Guarantors), subject to further diligence (such assets collectively, the “Exit RCF Collateral”).

Financial Covenants

The Exit Revolver will contain usual and customary financial covenants as follows, with the financial covenant first testing period beginning in the first full fiscal quarter after the Effective Date except as otherwise noted herein:

•   Minimum LTM EBITDA: $70 million in 1Q21, $40 million in 2Q21, $25 million in 3Q21, and $25 million in 4Q21.

•   Minimum Cash Interest Coverage: Minimum cash interest coverage holiday through 4Q21; beginning in 1Q22, the ratio of EBTIDA to cash interest on cash-paying funded debt must be at least 2:1 through year 4, and at least 2.25:1 in year 5 .

•   Minimum Asset Coverage: the ratio of the appraised value of rigs to funded first lien debt must be at least 2:1, subject to the following: 100% value will be ascribed for contracted rigs, 75% value will be ascribed for rigs idle for 6 months, 50% value will be ascribed for rigs idle for 9 months, and 0% value will be ascribed for rigs idle for 12 months; tested quarterly and at the time of any borrowing under the Exit Revolver; tested upon change in assets at 2.25:1; based on semi-annual appraisals.

Other Affirmative and Negative Covenants

The Exit Revolver will contain usual and customary negative and affirmative covenants, including a $100 million anti-cash hoarding provision, limitations on joint ventures, and limitations on the use of proceeds as follows:

•   The anti-cash hoarding structure in the Exit Revolver will remain the same as in the RCF; and

•   There will be a mandatory repayment of the Exit Revolver if cash on hand of the Borrowers and Guarantors is greater than $150 million.

In the event the Reorganized Company raises junior debt post-emergence: both (1) total leverage shall be less than or equal to the lower of (a) the maximum total leverage at such time and (b) 4.0x on a pro-forma and ongoing basis, and (2) secured leverage shall be less than 2.0x on a pro forma and ongoing basis; or, proceeds from such junior capital raise will reduce revolver commitments by a ratio of 0.5:1.0.

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EXECUTION VERSION

M&A

The Exit Revolver will not contain any change of control limitations or other provisions to prevent M&A activity, so long as:

•   No single shareholder of the Parent Company shall own greater than 50% of the equity pro-forma for the transaction

•   The transaction results in the same or lower pro forma leverage (excluding synergies), except for the following carveouts:

•   Permitted to fund M&A with proceeds of the Exit Revolver or cash collateral up to $150 million, provided that acquired assets / businesses will be pledged to the lenders and will result in at least 1.2x minimum asset coverage for the acquired asset(s), and the Parent Company and its subsidiaries have at least $150 million minimum pro forma liquidity (including cash on hand that is subject to DACAs and other identifiable, perfected cash proceeds of the Exit RCF Collateral)

•   Parent Company and its subsidiaries shall have the ability to engage in an “asset swap” of the agreed carveout asset (the “Carveout Asset”), subject to the total value of replacement assets (“Acquired Asset Value”) including but not limited to replacement jackups or floaters, cash and equity at no less than 85% of appraised value of the Carveout Asset (“Appraised Carveout Asset Value”), provided that no more than 10% of the total consideration shall be in the form of equity, and any equity consideration shall be comprised of shares traded on a nationally-recognized public stock exchange with no lock-up or other restrictions to sell. Cash and monetization of other currencies subject to reinvestment period of 270 days or otherwise would be used to permanently reduce commitment of the Exit Revolver, and the “asset swap” shall be with third parties on an arms-length basis. Appraised Carveout Asset Value is to include the value of net cash flows through any contracted backlog at the time of the exchange. Acquired Asset Value is to include the value of net cash flows through any contracted backlog at the time of the exchange.

•   Parent Company and its subsidiaries shall have the ability to engage in any “asset swap” transactions that do not qualify for the carve out above subject to (1) same or greater appraised value of replacement assets and (2) 50.1% lender consent

•   For the avoidance of doubt, equity transactions shall be allowed; provided that cash flows will remain silo’ed (between Exit vs. non-Exit Revolver pledged entities)

Covenant EBITDA	All covenants are to be based on LTM reported EBITDA and shall include add-backs related to stock-based compensation only; applies to financial and incurrence test covenants.

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EXECUTION VERSION

Restricted Payments

No restricted payments in 2021. Thereafter, the following:

•   General Basket: $15 million subject to minimum pro forma liquidity[21] of ≥ $150 million, plus

•   Builder Basket: 50% of EBITDA less interest, taxes, capex and change in working capital less the utilized amount of the General Basket if (a) pro forma total net leverage is ≤ 3.0x and (b) minimum pro forma liquidity[2] is ≥ $150 million; total net leverage shall be calculated net of cash subject to DACAs and other identifiable, perfected cash proceeds of Exit RCF collateral

Exit Conditions Precedent

The Exit Revolver will contain usual and customary exit conditions precedent for facilities of this type, including:

•   The maximum Exit Revolver funding at emergence will be $300 million, less any second lien debt issued in excess of $200 million;

•   At emergence, the ratio of EBITDA to cash interest on cash-paying funded debt at emergence must be at least 2.5:1 on a pro forma basis;

•   Any non-Exit Revolver amount over $225 million of funded debt at emergence will reduce the Exit Revolver size at a ratio of 1:1;

•   The payment of any debtor-in-possession financing (if any) and the RCF in full and at par; and

•   A $200 million minimum capital raise (either through a rights offering or junior capital).

1L/2L Intercreditor Issues

Under the intercreditor agreement, the junior lien creditors will subordinate their liens and limit their enforcement and other rights in favor of the lenders under the Exit Revolver, including by agreeing to the following:

•   Subordination of their lien priority in all respects to the liens securing the obligations under the Exit Revolver;

•   Not objecting to the validity or enforceability of the security interest of the lenders under the Exit Revolver;

•   Being subject to a [180]-day standstill in the event of a payment and/or other default by any Borrower or Guarantor, in favor of the lenders under the Exit Revolver taking enforcement actions;

•   Generally cooperating in connection with the exercise of remedies by the lenders under the Exit Revolver;

•   To turn over to the lenders under the Exit Revolver any proceeds of dispositions of the collateral until payment in full of the claims of the lenders under the Exit Revolver;

•   Not opposing the decisions of any lender under the Exit Revolver in bankruptcy; and regarding the use of cash collateral, post-petition financing, adequate protection or dispositions in respect of collateral,

[21]	Pro forma liquidity is defined as revolver availability plus cash subject to DACAs and other identifiable, perfected cash proceeds of Exit RCF Collateral

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EXECUTION VERSION

subject to customary carve outs, including on adequate protection for such junior lien creditors in the form of junior liens and claims, but DIP financing cannot be conditioned upon the consummation of a specified chapter 11 plan of reorganization

•   Subject to DIP financing cap to be agreed; any roll-up portion of DIP financing will not count against such cap

•   Rights as unsecured creditors fully preserved, to the extent not inconsistent with the terms of the Intercreditor

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EXECUTION VERSION

Exhibit B to Restructuring Term Sheet

[ See Second Lien Notes Term Sheet ]

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EXECUTION VERSION

Exhibit B to Restructuring Term Sheet

NOBLE CORPORATION PLC

SENIOR SECURED SECOND LIEN NOTES TERM SHEET

This Summary of Proposed Material Terms and Conditions (this “Term Sheet”), dated as of July 31, 2020, sets forth the material terms and conditions of the Senior Secured Second Lien Notes (the “Notes”) to be issued in connection with a proposed restructuring to be implemented through a chapter 11 plan (the “Plan”) of Noble Corporation plc (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) that have filed on July 31, 2020 (the “Petition Date”) cases under chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) which cases are pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Capitalized terms used and not otherwise defined in this Term Sheet have the meanings assigned thereto in the Restructuring Term Sheet. This Second Lien Notes Term Sheet shall be subject to the disclaimers and other provisions of the Restructuring Term Sheet, as if more fully set forth herein. Matters not covered by the provisions hereof and in the Restructuring Term Sheet (including, without limitation, the terms of any security and guaranty documentation and any intercreditor agreements) are subject to mutual approval and agreement of the Ad Hoc Guaranteed Group, the Ad Hoc Legacy Group, and the Company.

Issuer	[[Noble Corporation plc] (to be the same as the “Borrower” under the Exit Revolver1]

Notes; Issue Amount

Senior secured second lien notes; aggregate principal amount equal to $200.0 million plus the aggregate principal amount of second lien notes issued as Backstop Premium.

The parties intend that the issue price of the Notes for United States federal income tax purposes will be determined by including the value of the Rights Offering (as defined below) in the investment unit consisting of the Notes and New Shares.

Trustee and Collateral Agent	To be mutually selected by the Company and the Ad Hoc Groups

Initial Purchasers	(i) All Eligible Holders (as defined below) participants in the Rights Offering that validly exercise (and do not validly revoke) their subscription rights; and

[1]

“Exit Revolver” means the new “first lien” revolving credit facility in the amount of $675 million to be entered into on the Closing Date and in connection with the Debtors’ exit from bankruptcy and the consummation of the Plan.

1

(ii) Members of the Ad Hoc Groups[2] and any Joining Parties[3] that purchase Notes (a) pursuant to the “holdback” allocated to them in the Rights Offering (as further described in the Restructuring Term Sheet), (b) pursuant to the Backstop Commitment Agreement (as further described below) and (c) in respect of their backstop fees under the Backstop Commitment Agreement.

Purchase Price	100% of the principal amount.

Use of Proceeds	The proceeds from the issuance and sale of the Notes shall be used to fund the Company’s cash needs in connection with and subsequent to consummation of the Plan, including to (i) repay the Revolving Credit Facility, (ii) provide working capital to the Company and for other general corporate purposes and (iii) pay interest, fees, costs and expenses related to the Notes.

Closing Date	The effective date of the consummation of the Plan (the “Closing Date”).

Maturity	The seventh (7th) anniversary of the Closing Date (the “Maturity Date”). All references herein to the anniversaries shall be from the date of the issue of the Notes.

Interest

With respect to any interest period, at the Issuer’s option:

(i) 11% per annum, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months;

(ii) 13% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with 6.5% of such interest to be payable in cash and 6.5% of such interest to be payable by issuing additional Notes (“PIK Notes”); or

(iii) 15% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with the entirety of such interest to be payable by issuing PIK Notes.

[2]

“Ad Hoc Groups” means, collectively, (i) that ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP and Ducera Partners (the “Ad Hoc Guaranteed Group”) and (ii) that ad hoc group of noteholders represented by Milbank LLP and Houlihan Lokey (the “Ad Hoc Legacy Group”).

[3]

Holders of Guaranteed Notes who join the backstop are referred to as “Joining Guaranteed Parties.” Holders of Legacy Notes and Agreed Paragon Litigation Claims who join the backstop are referred to as “Joining Legacy Parties.” The Joining Guaranteed Parties and the Joining Legacy Parties are referred to as the “Joining Parties.” In order to qualify any such holder must be a QIB or IAI.

2

Notes Offering

The Company will issue rights (the “Rights”) to purchase Notes to Eligible Holders[4] in connection with the Plan (the “Rights Offering”). The Rights Offering terms are described in the Backstop Term Sheet.

The Ad Hoc Groups shall enter into an agreement to subscribe, in accordance with the Backstop Commitment Agreement, for any portion of the Notes not subscribed for in the Rights Offering (including with respect to any holders of eligible claims against the Company that are not Eligible Holders), on the terms and conditions set forth therein (the “Backstop Notes”).

Exemptions / Transfer	The issuance of Rights to the creditors and the exercise of the Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code to the maximum extent allowable and otherwise pursuant to private placement exemptions to the extent such an exemption exists, as further set forth in the Backstop Commitment Agreement.

Denomination	The Notes shall be issued in a minimum denomination of US$[ ] per Note (and integral multiples thereof).

Guarantees	The Notes will be unconditionally guaranteed (the “Guarantees”) by each of the Issuer’s subsidiaries that is a guarantor under the Exit Revolver (each, a “Guarantor”, and collectively, the “Guarantors”).

Priority	The Notes will be equal in right of payment with the Exit Revolver and other senior indebtedness of the Issuer and the Guarantors, without giving effect to collateral arrangements of secured indebtedness.

Security	All amounts owing under the Notes (and all obligations under the Guarantees) will be secured by a second priority security interest in all assets pledged under the Exit Revolver, in each case subject to certain customary exceptions to be set forth in the definitive documentation.

Intercreditor Agreements	The priority of the security interests in the collateral and related rights as between (i) the Exit Revolver and (ii) the Notes shall be set forth in an intercreditor agreement (the “Intercreditor Agreement”) in a

[4]

“Eligible Holders” means all holders of eligible claims against the Company in connection with the Plan; provided that, to the extent any issuance of Notes would not qualify for the exemption provided for under Section 1145 of the Bankruptcy Code, only a holder that certifies that it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) a non-U.S. person under Regulation S under the Securities Act this is located outside of the U.S. (within the meaning of Regulation S under the Securities Act), shall be an eligible participant.

3

form to be agreed by the Company and the Ad Hoc Groups. The Intercreditor Agreement shall provide, among other things, the Notes are secured by liens that are junior to the liens securing the Exit Revolver.

Offer to Purchase from Asset Sale Proceeds	The Issuer will be required to make an offer to repurchase the Notes on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with the net cash proceeds from non-ordinary course asset sales or dispositions, by the Issuer or any Guarantor to the extent such net cash proceeds exceed an amount to be agreed (consistent with the Applicable Secured Bond Standard (as defined below)) and are not, within 360 days, reinvested in the business of the Borrower or its subsidiaries or required to be paid to the lenders under the Exit Revolver, with such proceeds being applied to the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolver.

Optional Redemption

At any time, or from time to time, prior to the third anniversary of the Closing Date, the Issuer may redeem all or a part of the Notes, upon at least 15 but not more than 60 days prior written notice before the redemption date, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) such principal amount of such Notes as of such Redemption Date, plus (ii) all required interest payments due on such Note (assuming cash interest payments) through, in each case, the third year anniversary of the Closing Date, computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note on such Redemption Date.

On or after the third anniversary of the Closing Date, the Issuer may from time to time redeem for cash all or part of the outstanding Notes at a redemption price (the “Redemption Price”) equal to the sum of (1) (w) from and after the third anniversary until (but not including) the fourth anniversary of the Closing Date, 106 % of the principal amount of the Notes to be redeemed, (x) from and after the fourth anniversary until (but not including) the fifth anniversary of the

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Closing Date, 104% of the principal amount of the Notes to be redeemed, (y) from and after the fifth anniversary until (but not including) the sixth anniversary of the Closing Date, 102% of the principal amount of the Notes to be redeemed, and (z) from and after the sixth anniversary, 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the redemption date.

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Mergers & Acquisitions; Change of Control

The Notes shall not have a “change of control” put provision.

Notwithstanding the foregoing, the Issuer (or it successor following such change of control transaction) may elect, within 120 days following the consummation of such “change of control”, to redeem for cash all (and not less than all) of the outstanding Notes at a redemption price equal to, if the redemption is (x) prior to (but not including) the fourth anniversary of the Closing Date, the sum of (1) 106% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the redemption date; or (y) after the fourth anniversary of the Closing Date, the applicable Redemption Price.

The indenture governing the Notes will not contain any restriction (e.g., pursuant to covenants or events of default) on the Company’s or its subsidiaries’ ability to consummate mergers and/or acquisitions; provided that, for the avoidance of doubt, the guarantees of and collateral securing the Note, shall not be materially and adversely affected by such transactions, taken as a whole; provided, further, that upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its subsidiaries (taken as a whole), the successor formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the indenture governing the Notes referring to the Issuer shall refer instead to the successor and not to the Issuer), and such successor Person may exercise every right and power of the Issuer under the indenture with the same effect as if such successor Person had been named as the Issuer therein; provided; however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of the indenture.

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Covenants	The indenture governing the Notes will contain incurrence-based affirmative and negative covenants substantially consistent with those that would be found in a customary second-lien secured high-yield indenture for an issuer with a credit profile similar to that of the Issuer, giving due regard to the operational requirements of the Issuer and its subsidiaries, their size, industries, businesses, business practices, proposed business plan (the “Applicable Secured Bond Standard”) and in any event not less favorable to the Issuer than those applicable to the Exit Revolver; provided that, for the avoidance of doubt, the indenture will not contain any maintenance covenants.

Financial Covenants	None.

Defeasance and Discharge Provisions	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Modification	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Events of Default	The indenture governing the Notes will include customary events of default that are customary for high yield debt securities and consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolver (to be applicable to the Issuer and its restricted Subsidiaries) with certain customary exceptions, qualifications and grace periods to be set forth therein, including (i) nonpayment of principal when due or interest, fees or other amounts after a customary grace period; (ii) failure to perform or observe covenants set forth in the indenture governing the Notes, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) cross-acceleration to other indebtedness in a customary amount to be set forth in the indenture; (iv) bankruptcy, insolvency proceedings, etc. (with a customary grace period for involuntary proceedings); (v) monetary judgment defaults in an amount to be set forth in the indenture; (vi) invalidity of the security documentation or the Guarantees or impairment of security interests in the collateral; and (vii) cross-payment default at maturity to the Exit Revolver.

Expenses and Indemnification	The indenture will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and other related matters between the Issuer and the Trustee.

Documentation	The terms of the indenture, the form of Notes, and other applicable documentation related to the Notes to be in form and substance reasonably satisfactory to the Company and the Ad Hoc Groups,

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which shall be consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolver and shall include an AHYDO savings clause (if relevant) as well as any applicable non-U.S. law requirements, including, without limitation customary withholding tax provisions in respect of English companies’ “short interest” withholding.

Transfer Restrictions	To the extent any Notes are not issued pursuant to Section 1145 of the Bankruptcy Code, customary transfer restrictions in order to comply with applicable securities laws.

Governing Law	State of New York

Forum	State of New York

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EXECUTION VERSION

Exhibit C to Restructuring Term Sheet

[ See Backstop Term Sheet ]

EXECUTION VERSION

Exhibit C to Restructuring Term Sheet

NOBLE CORPORATION PLC

BACKSTOP TERM SHEET

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED BELOW), DEEMED BINDING ON ANY OF THE PARTIES HERETO.

This summary term sheet (this “Backstop Term Sheet”) sets forth the principal terms of the Rights Offering and related backstop arrangement referred to in the Restructuring Term Sheet, dated as of July 31, 2020 (the “Restructuring Term Sheet”), which is attached as Exhibit B to that certain Restructuring Support Agreement (the “Restructuring Support Agreement”) by and among Noble Corporation plc, certain of its affiliates and subsidiaries, and the creditor parties thereto.

Capitalized terms used and not otherwise defined in this Backstop Term Sheet have the meanings assigned thereto in the Restructuring Support Agreement and the Restructuring Term Sheet. This Backstop Term Sheet shall be subject to the disclaimers and other provisions of the Restructuring Term Sheet, as if more fully set forth herein. Matters not covered by the provisions hereof or in the Restructuring Term Sheet are subject to mutual approval and agreement (such approval and agreement not to be unreasonably withheld, delayed or conditioned) of the Ad Hoc Guaranteed Group, the Ad Hoc Legacy Group and the Company.

Term	Description
Rights Offering

A Rights Offering of $200 million in Second Lien Notes and New Shares representing in the aggregate 30% of the New Shares (subject to dilution from the Warrants and the MIP) (the “Participation Equity”).

The Rights Offering shall be made in connection with the Restructuring to be implemented through a Plan in connection with the Chapter 11 Cases on the terms set forth in the Restructuring Term Sheet.

Purchase Price	The aggregate purchase price for the Second Lien Notes and Participation Equity shall be $200 million.

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Rights Offering Participants and Allocations

Subject to the Ad Hoc Guaranteed Group Holdback (defined below), 58% of the Second Lien Notes offered in connection with the Rights Offering (such amount, the “Guaranteed Notes Allocation”) shall be offered to the holders of Guaranteed Notes.

Subject to the Ad Hoc Legacy Group Holdback (defined below), 42% of the Second Lien Notes offered in connection with the Rights Offering (such amount, the “Legacy Notes Allocation”) shall be offered to the holders of Legacy Notes.

Participation Equity

Each holder that participates in the Rights Offering in respect of the Guaranteed Notes Allocation shall receive its pro rata share (based on the amount of such holder’s Guaranteed Notes claim or Undersubscription Rights, as applicable) of 17.4% of the New Shares of the reorganized Company (subject to dilution by the Warrants and the MIP).

Each holder that participates in the Rights Offering in respect of the Legacy Notes Allocation, shall receive its pro rata share (based on the amount of such holder’s Legacy Notes claim) of 12.6% of the New Shares in the reorganized Company (subject to dilution by the Warrants and the MIP).

Backstop Parties:

The “Backstop Parties” (each individually, a “Backstop Party”) are the members of the Ad Hoc Guaranteed Group listed on Schedule I-A to this Backstop Term Sheet (the “Ad Hoc Guaranteed Backstop Parties”) and the members of the Ad Hoc Legacy Group listed on Schedule I-B to this Backstop Term Sheet (the “Ad Hoc Legacy Backstop Parties”), in each case together with any other persons that are mutually acceptable to the Ad Hoc Guaranteed Backstop Parties or the Ad Hoc Legacy Backstop Parties, as applicable.

All amounts payable to the Backstop Parties in their capacities as such, including the Backstop Premium (as defined below), shall be paid pro rata based on their respective Backstop Commitment Percentages (as defined below).

Backstop Commitments

To facilitate the Restructuring, the Ad Hoc Guaranteed Backstop Parties and Ad Hoc Legacy Backstop Parties will negotiate and enter into an agreement with the Company to backstop the Rights Offering (the “Backstop Commitment Agreement”), subject to completion of definitive documentation which shall be in form and substance consistent with this Backstop Term Sheet and otherwise reasonably acceptable to the Requisite Backstop Parties and the Company.

Subject to the terms of the Backstop Commitment Agreement and the Undersubscription Rights (as defined below), the Guaranteed Notes

Allocation shall be fully backstopped by the members of the Ad Hoc Guaranteed Group, and the Legacy Notes Allocation shall be fully backstopped by the members of the Ad Hoc Legacy Group.

Each Ad Hoc Guaranteed Backstop Party commits (such commitments, the “Ad Hoc Guaranteed Backstop Commitment”), on a several and not joint basis, to, based on the Purchase Price and in accordance with the percentage (such percentage, each Backstop Party’s “Backstop Commitment Percentage”) set forth opposite such Ad Hoc Guaranteed Backstop Party’s name on Schedule I-A to the Backstop Commitment Agreement (the aggregate of such percentages to equal 100%), purchase all Second Lien Notes and Participation Equity that comprise the Guaranteed Notes Allocation and which are not purchased as part of the Rights Offering; provided, however, that in connection with any undersubscription of the Guaranteed Notes Allocation, the Ad Hoc Legacy Backstop Parties shall have the exclusive right to purchase the first $6 million of Second Lien Notes and Participation Equity that were unsubscribed under the Guaranteed Notes Allocation before the Guaranteed Backstop Parties are required to purchase such securities pursuant to the Ad Hoc Guaranteed Backstop Commitment (the “Undersubscription Rights”), provided that the Ad Hoc Legacy Backstop Parties shall be required to exercise the Undersubscription Rights, if at all, prior to the conclusion of the Offering Period (as defined below).

Each Ad Hoc Legacy Backstop Party commits (such commitment, the “Ad Hoc Legacy Backstop Commitment” and, together with the Ad Hoc Guaranteed Backstop Commitment (the aggregate of such percentages to equal 100%), the “Backstop Commitment”), on a several and not joint basis, to, based on the Purchase Price and in accordance with the Backstop Commitment Percentage set forth opposite such Ad Hoc Legacy Backstop Party’s name on Schedule I-B to the Backstop Commitment Agreement, purchase all Second Lien Notes and Participation Equity that comprise the Legacy Notes Allocation and which are not purchased as part of the Rights Offering.

Backstop Premium	Each of the Ad Hoc Guaranteed Group Backstop Parties shall receive a backstop premium (the “Ad Hoc Guaranteed Group Backstop Premium”), paid-in-kind, of (i) Second Lien Notes equal to 8% of the Guaranteed Notes Allocation multiplied by such Backstop Party’s Backstop Commitment Percentage, and (ii) New Shares equal to 8% of the total amount of Participation Equity issued in respect of the Guaranteed Notes Allocation multiplied by such Backstop Party’s Backstop Commitment Percentage (subject to dilution by the Warrants and the MIP).

Each of the Ad Hoc Legacy Backstop Parties shall receive a backstop premium (the “Ad Hoc Legacy Group Backstop Premium” and, together with the Ad Hoc Guaranteed Group Backstop Premium, the “Backstop Premium”), paid-in-kind, of (i) Second Lien Notes equal to 8% of the Legacy Notes Allocation multiplied by such Backstop Party’s Backstop Commitment Percentage, and (ii) New Shares equal to 8% of the total amount of Participation Equity issued in respect of the Legacy Notes Allocation multiplied by such Backstop Party’s Backstop Commitment Percentage, such that the aggregate amount of New Shares included in the Backstop Premium represents 2.4% of the New Shares (subject to dilution by the Warrants and the MIP).

The Backstop Premium shall constitute an allowed administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code with priority over all other administrative expense claims.

The Ad Hoc Guaranteed Group Backstop Premium and Ad Hoc Legacy Group Backstop Premium shall be paid free and clear of any withholding or deductions on account of taxes and the parties shall treat such amounts as paid by the Debtors in exchange for the issuance of a put right to the Debtors with respect to the Rights Offering.

Ad Hoc Guaranteed Group Holdback	The members of the Ad Hoc Guaranteed Group shall have the exclusive right and obligation to purchase 37.5% of the Guaranteed Notes Allocation (such amount, the “Ad Hoc Guaranteed Group Holdback”). For the avoidance of doubt, in addition to participating in the Ad Hoc Guaranteed Group Holdback and without limitation of the Ad Hoc Guaranteed Backstop Commitment, the members of the Ad Hoc Guaranteed Group shall be permitted to participate in the Rights Offering, together with the holders of Guaranteed Notes that are not members of the Ad Hoc Guaranteed Group, with respect to the remainder of the Guaranteed Notes Allocation.

Ad Hoc Legacy Group Holdback	The members of the Ad Hoc Legacy Group shall have the exclusive right and obligation to purchase 37.5% of the Legacy Notes Allocation (such amount, the “Ad Hoc Legacy Group Holdback”). For the avoidance of doubt, in addition to participating in the Ad Hoc Legacy Group Holdback and without limitation of the Ad Hoc Legacy Backstop Commitment, the members of the Ad Hoc Legacy Group shall be permitted to participate in the Rights Offering, together with the holders of Legacy Notes that are not members of the Ad Hoc Legacy Group, with respect to the remainder of the Legacy Notes Allocation.

Implementation of the Rights Offering

The Debtors shall implement the Rights Offering through customary subscription documentation and procedures that are reasonably satisfactory to the Debtors and the Requisite Backstop Parties.

Subscription rights for the Rights Offering (“Subscription Rights”) will be exercisable during an offering period to be determined by the Debtors and the Requisite Backstop Parties (the “Offering Period”) by completing and returning to the rights agent the applicable subscription form and paying the Purchase Price by wire transfer of immediately available funds to an account designated by the rights agent by the expiration of the Offering Period. There will be no oversubscription rights under the Rights Offering.

The rights agent shall be appointed by the Debtors and reasonably acceptable to the Backstop Parties holding both (i) greater than 50% of the Backstop Commitments held by the Ad Hoc Guaranteed Backstop Parties (the “Requisite Guaranteed Backstop Parties”) and (ii) greater than 50% of the Backstop Commitments held by the Ad Hoc Legacy Backstop Parties (the “Requisite Legacy Backstop Parties,” and together with the Requisite Guaranteed Backstop Parties, the “Requisite Backstop Parties”).

The aggregate principal amount of Second Lien Notes and Participation Equity issued to the Backstop Parties pursuant to the Backstop Commitments (collectively, the “Backstop Securities”) will be determined by the rights agent consistent with the terms hereof, and each Backstop Party shall pay the Purchase Price for such Backstop Securities by wire transfer of immediately available funds to an account designated by the rights agent.

No later than three (3) business days following the conclusion of the Offering Period, the rights agent will inform the Backstop Parties of the number of Backstop Securities and each Backstop Party’s allocation thereof.

The Debtors will inform the Backstop Parties of the Effective Date at least four (4) business days prior thereto.

If the Rights Offering is terminated for any reason, the funded amounts will be refunded to the applicable participant, without interest, within three (3) business days of such termination.

The exercise of a Subscription Right will be irrevocable unless the Rights Offering is not consummated by the date on which the Backstop Commitment Agreement is terminated.

Expense Reimbursement	The Debtors will pay the documented reasonable third-party fees and expenses of the Backstop Parties, which professional fees and expenses shall be limited to Milbank LLP, Akin Gump LLP, Kramer

Levin Naftalis & Frankel LLP, Ducera Partners LLP, and Houlihan Lokey Capital, Inc. and one local counsel to each of the Ad Hoc Legacy Group and the Ad Hoc Guaranteed Group, that have been and are incurred in connection with the negotiation, preparation and implementation of the disclosure statement, the Plan, the chapter 11 cases and the Rights Offering, including the Backstop Parties’ negotiation, preparation and implementation of this Backstop Term Sheet, the Backstop Commitment Agreement and all other Restructuring Documents (the “Expense Reimbursement”).

The Expense Reimbursement accrued through the date on which the BCA Order is entered shall be paid as soon as practicable, but in any event within two business days, after such date. Thereafter, the Expense Reimbursement shall be payable by the Debtors in cash on a monthly basis.

The Expense Reimbursement shall constitute allowed an administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code with priority over all other administrative expense claims.

Indemnity	The Debtors shall provide customary indemnities to each Backstop Party and its related parties for any and all losses, claims, damages, liabilities and expenses in respect of any third-party claim or a claim asserted by a Debtor to which any Backstop Party or its related parties become subject in connection with or arising out of the Rights Offering, the Backstop Commitments, the Backstop Commitment Agreement, the purchase of the Second Lien Notes and the Participation Equity or any related documents or transactions, subject to carve-outs for the bad faith, gross negligence or willful misconduct of the indemnified party, as determined by a final non-appealable order of a court of competent jurisdiction.

Exemption from SEC Registration

The Second Lien Notes and Participation Equity issued pursuant to the Rights Offering will be issued in reliance on the exemption from registration under the Securities Act of 1933 (the “Securities Act”) provided by Section 1145 of the Bankruptcy Code (the “Section 1145 Exemption”) to the maximum extent possible and, to the extent the Section 1145 Exemption is unavailable, will be issued solely to qualified holders in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption (the “4(a)(2) Exemption”).

The Second Lien Notes and Participation Equity issued pursuant to the Backstop Commitment Agreement [and the Ad Hoc Guaranteed Group Holdback and the Ad Hoc Legacy Group Holdback] will be issued in reliance on the 4(a)(2) Exemption or other applicable exemption.

The Backstop Premium will be issued in reliance on the Section 1145 Exemption.

The parties will continue to evaluate potential alternative securities law and transfer restriction treatment for the Second Lien Notes and the New Shares, with a view toward maximizing the liquidity and fungibility of the issuances of the Second Lien Notes and the issuances of the New Shares. In all events, the Second Lien Notes and the New Shares shall be made fungible as promptly as possible (including the same CUSIP), including as contemplated by the Registration Rights Agreement (defined below). Such alternative treatment shall be reasonably satisfactory to the Company, the Ad Hoc Guaranteed Backstop Parties and the Ad Hoc Legacy Backstop Parties.

Registration Rights Agreement

On the Effective Date, the Debtors will provide customary resale registration rights pursuant to the Registration Rights Agreement to holders of New Shares and Second Lien Notes issued in connection with the Rights Offering, the Backstop Agreement and the Plan, that are issued other than pursuant to the Section 1145 Exemption (the “Registrable Securities”), on terms and conditions reasonably satisfactory to the Company, the Ad Hoc Guaranteed Backstop Parties and the Ad Hoc Legacy Backstop Parties.

Among other things, the Registration Rights Agreement will provide for the filing of a resale registration statement as promptly as practicable, and in any event within 30/60 days (as set forth in the Restructuring Term Sheet), following the Effective Date covering all Registrable Securities and, in the case of New Shares, customary piggyback registration rights. For the avoidance of doubt, the Registration Rights Agreement will provide for underwritten shelf-takedowns for applicable parties that hold, together with their affiliates, more than a to be agreed upon non-de minimis threshold.

Transferability of Subscription Rights	Subscription Rights are not transferable and not detachable from the claims with which they are associated.

Designation Rights and Transferability of Backstop Commitments	Each Backstop Party shall have the right to designate by written notice to the Company no later than two (2) business days prior to the Effective Date that some or all of its Backstop Securities be issued in the name of, and delivered to, one or more of its Affiliates (each a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Backstop Party and each Related Purchaser, (ii) specify the number of Backstop Securities to be delivered to or issued in the name of such Related Purchaser and

(iii) contain a confirmation by such Related Purchaser of the accuracy of the accredited investor representations set forth in the Backstop Commitment Agreement as applied to such Related Purchaser; provided that no such designation shall relieve the designating Backstop Party from its obligations under the Backstop Commitment Agreement.

Each Backstop Party shall have the right to sell, transfer and assign all or any portion of its Backstop Commitment to (i) a Related Purchaser, (ii) any other Backstop Party or (iii) one or more other Persons that is reasonably acceptable to the Company and the Requisite Backstop Parties and that agrees in a writing addressed to the Company (which writing may be by email) (a) to purchase such portion of such Backstop Party’s Backstop Commitment and (b) to be fully bound by, and subject to, the Backstop Commitment Agreement; provided that no such sale, transfer or assignment shall relieve the assigning Backstop Party from its obligations under the Backstop Commitment Agreement.

No-Shop and Alternative Transactions

The Company shall not, directly or indirectly, through any Person, solicit or support, or file or prosecute any Alternative Transaction or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede approval of the Backstop Commitment Agreement, solicitation, approval of the disclosure statement, or the confirmation and consummation of the Plan and the Restructuring.

Notwithstanding anything to the contrary in this Backstop Term Sheet, upon receipt of a proposal concerning an Alternative Transaction, the Company and its advisors and representatives shall have the right to consider and engage in negotiations in connection with, consistent with their fiduciary duties, such Alternative Transaction; provided that if the Company receives an Alternative Transaction proposal, then the Company shall (A) within one calendar day of receiving such proposal, notify in writing the Backstop Parties of the receipt of such proposal and deliver a copy of such proposal to the Backstop Parties and their advisors; (B) provide the Backstop Parties with regular updates as to the status and progress of such Alternative Transaction; and (C) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from the Backstop Parties regarding such Alternative Transaction.

If the Company decides to file, support, make a written proposal or counterproposal to any party relating to an Alternative Transaction, the Company must provide written notice to the Backstop Parties prior to taking any such action. Upon receipt of such notice, the Requisite Backstop Parties shall have the right to immediately terminate the Backstop Commitment Agreement.

The Company shall not enter into any confidentiality agreement with a party in connection with an Alternative Transaction unless the Company notifies the Backstop Parties in writing prior to such entry into the non-disclosure agreement, as well as upon execution thereof.

Outside Date	The Backstop Commitment Agreement shall automatically terminate on the date that is 180 days after the Support Date (as defined in the Restructuring Support Agreement) (the “Outside Date”).

Debtors’ Representations and Warranties

The Backstop Commitment Agreement shall contain customary representations and warranties on the part of the Debtors, including:

•  Corporate organization, qualification and good standing;

•  Requisite corporate power and authority with respect to execution and delivery of transaction documents;

•  Due execution and delivery and enforceability of transaction documents;

•  Due issuance and authorization of the Second Lien Notes and Participation Equity;

•  No governmental and third party consents or approvals;

•  No Material Adverse Change since July 31, 2020;

•  No conflicts or violations; and

•  Other customary representations and warranties.

Backstop Parties’ Representations and Warranties

The Backstop Commitment Agreement shall contain customary representations and warranties on the part of the Backstop Parties, to be provided severally and not jointly, including:

•  Corporate organization and good standing;

•  Requisite corporate power and authority with respect to execution and delivery of transaction documents;

•  Due execution and delivery and enforceability of transaction documents;

•  Acquiring Backstop Securities for investment purposes, and not with a view to distribution in violation of the Securities Act and other customary private placement representations and warranties;

•  No consents or approvals (subject to material adverse effect qualification);

•  No conflicts (subject to material adverse effect qualification other than representation regarding organizational documents)

•  IAI or QIB; and

•  Other customary representations and warranties.

Debtors’ Covenants

Affirmative covenants of the Debtors as set forth in the Restructuring Support Agreement, provided, that the Debtors shall also covenant to:

•  comply with securities laws and any blue sky law or similar compliance; and

•  make any filings in connection with the Backstop Commitment Agreement required by HSR and any other applicable antitrust laws or other applicable laws (and assist any Backstop Party in making any such filings).

Negative covenants of the Debtors as set forth in the Restructuring Support Agreement.

In addition, the parties may agree upon other customary covenants reasonably satisfactory to the Debtors and the Requisite Backstop Parties.

Backstop Parties’ Covenants

Covenants of the Backstop Parties as set forth in the Restructuring Support Agreement, provided, that the Backstop Parties shall also covenant to:

•  make any filings in connection with the Backstop Commitment Agreement required by HSR and any other applicable antitrust laws or other applicable laws.

In addition, the parties may agree upon other customary covenants reasonably satisfactory to the Debtors and the Requisite Backstop Parties.

Conditions Precedent

The Backstop Commitments will be subject to customary conditions precedent (the “Conditions Precedent”), including:[1]

(i)  the Bankruptcy Court shall have entered orders, in form and substance reasonably satisfactory to the Requisite Backstop Parties, which orders shall not have been stayed, modified, or vacated on appeal:

•  approving a disclosure statement and solicitation procedures with respect to the Plan (the “Disclosure Statement Order”);

•  authorizing the Company (on behalf of itself and the other Debtors) to execute and deliver the Backstop Commitment Agreement and authorizing and approving the payment of the Backstop Premium and the Expense Reimbursement and the indemnification and other provisions contained therein, pursuant to the Rights Offering (the “BCA Order”); and

•  confirming the Plan (the “Confirmation Order”).

(ii)  the Effective Date of the Plan shall have occurred in accordance with the terms and conditions therein and in the Confirmation Order;

(iii)   (x) the identity and employment of senior management shall be reasonably satisfactory to the Requisite Consenting Priority Guaranteed Noteholders (as defined in the Restructuring Support Agreement) and any employment agreement or other arrangements with respect to senior management shall be in form and substance reasonably satisfactory to the Requisite Consenting Priority Guaranteed Noteholders, in consultation with the Ad Hoc Legacy Group; and (y) the Requisite Consenting Priority Guaranteed Noteholders, in consultation with the Ad Hoc Legacy Group, shall be reasonably satisfied with the terms and conditions of any D&O policies to be in effect on and after the Effective Date;

(iv) the Exit First Lien Facility shall have become effective and shall otherwise be in form and substance reasonably acceptable to the Requisite Backstop Parties;

(v)   the Restructuring Support Agreement shall not have been terminated and remain in full force and effect;

(vi) the Rights Offering shall have been conducted in accordance with BCA Order and the Backstop Commitment Agreement in all material respects, and the Offering Period shall have concluded;

[1]	Additional Conditions Precedent to be discussed.

(vii)  the Registration Rights Agreement shall have been executed and shall be effective by its terms;

(viii)  any required HSR, antitrust and other regulatory approvals and consents shall have been obtained and any applicable waiting periods shall have expired;

(ix) the Debtors shall have paid all invoiced Expense Reimbursements pursuant to, and in accordance with, the Backstop Commitment Agreement;

(x)   no law or order shall have been issued or become effective that prohibits the implementation of the Plan or the transactions contemplated by the Backstop Commitment Agreement;

(xi) there shall not have occurred, and there shall not exist, any event that constitutes, individually or in the aggregate, a Material Adverse Change;[2]

(xii)  after giving pro forma effect to the occurrence of the Effective Date, the Reorganized Debtors shall have minimum liquidity (consisting of unrestricted cash and cash equivalents, plus availability under a revolver facility) in an amount of at least $425 million; and

(xiii)  other customary conditions precedent to be reasonably satisfactory to the Debtors and the Requisite Backstop Parties.

Termination of the Backstop Commitment Agreement

Upon the occurrence of (i) a Backstop Party Backstop Termination Event (as defined below), the Requisite Guaranteed Backstop Parties or the Requisite Legacy Backstop Parties, (ii) a Debtor Backstop Termination Event (as defined below), the Debtors, and (iii) a Mutual Backstop Termination Event (as defined below), the Requisite Guaranteed Backstop Parties, the Requisite Legacy Backstop Parties and/or the Debtors, in each case shall have the right to terminate the Backstop Commitment Agreement and all of the Backstop Parties’ and Debtors’ obligations thereunder, including the Backstop Commitment; provided that, certain of the Backstop Parties’ and Debtors’ obligations may survive such termination as provided in the Backstop Commitment Agreement.

[2]	“Material Adverse Change” has the meaning set forth in the Restructuring Support Agreement.

(a) A “Backstop Party Backstop Termination Event” shall mean the occurrence of any of the following:

(i) The failure to comply with a Milestone set forth in the Restructuring Support Agreement, provided that the Requisite Backstop Parties provide notice of termination no later than 5 business days after the failure to satisfy such Milestone;

(ii)  Subject to applicable notice and cure period (A) the Debtors file any pleading or document with the Bankruptcy Court, or enter into any transaction or agreement, with respect to (i) a reorganization, restructuring, merger, consolidation, share exchange, rights offering, equity investment, business combination, recapitalization, sale or other Alternative Transaction of the Company or any of the Debtors, or (ii) that is inconsistent with the Rights Offering and the Plan other than in any immaterial respect or (B) the Bankruptcy Court approves or authorizes an Alternative Transaction at the request of any party in interest;

(iii)  the Debtors breach any of their material obligations under the Backstop Commitment Agreement, subject to applicable notice and cure periods provided for therein; or

(iv) an “Event of Default” under and as defined in any debtor-in-possession credit facility entered into in connection with the Chapter 11 Cases has occurred and is continuing unwaived for more than three (3) business days.

(b) “Debtor Termination Event” shall mean the Backstop Parties breach any of their material obligations under the Backstop Commitment Agreement, subject to applicable cure periods provided for therein.

(c) “Mutual Backstop Termination Event” shall mean the occurrence of any of the following:

(i) The Outside Date shall have occurred, unless prior thereto all of the Conditions Precedent are satisfied or waived by the Requisite Backstop Parties and the Debtors;

(ii)  the Disclosure Statement Order, Confirmation Order, or BCA Order is reversed, stayed, dismissed or vacated or is modified or amended without the Requisite Backstop Parties’ prior written consent not to be unreasonably withheld, delayed or conditioned; or

(iii)  the termination of the Restructuring Support Agreement.

In addition, the Backstop Commitment Agreement shall include such other customary termination events as are reasonably satisfactory to the Debtors and the Requisite Backstop Parties.

The Debtors shall pay $10 million to the Backstop Parties (the “Termination Fee”) as follows:

•  the Debtors shall pay the Termination Fee no later than two business days after the termination of the Backstop Commitment Agreement:

•   Upon any termination of the Backstop Commitment Agreement by the Requisite Backstop Parties pursuant to item (a)(ii)(A) or (a)(iii) above or by the Debtors pursuant to item (c)(i) above (unless the Debtors terminate at least 240 days after the Support Date, in which case no Termination Fee shall be payable); and

•   upon any termination of the Backstop Commitment Agreement due to a termination of the Restructuring Support Agreement pursuant to Section 8(a)(i), 8(a)(v), 8(a)(vi), 8(a)(ix), 8(a)(x), 8(a)(xii), 8(a)(xvii), 8(a)(xviii), or 8(b)(v) (unless the Debtors terminate at least 240 days after the Support Date, in which case no Termination Fee shall be payable) thereof.

•  the Debtors shall pay the Termination Fee immediately upon the consummation of an Alternative Transaction:

•   Upon any termination of the Backstop Commitment Agreement by the Requisite Backstop Parties pursuant to item (a)(iv) above; and

•   upon any termination of the Backstop Commitment Agreement due to a termination of the Restructuring Support Agreement pursuant to Section 8(a)(vii)(B), 8(a)(viii), 8(b)(ii) thereof.

•  No Termination Fee shall be payable in any other circumstance.

The Termination Fee shall constitute an allowed administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

Payment of the Termination Fee shall be the sole and exclusive remedy of the Backstop Parties in respect of any breach of the Backstop Commitment Agreement by the Debtors.

In the event of any termination of the Backstop Commitment Agreement, Backstop Premium shall not be earned or payable.

Delivery of the Backstop Parties’ signature pages to the Backstop Commitment Agreement, and their respective Backstop Commitments thereunder, shall be conditioned upon execution and delivery of the Backstop Commitment Agreement by the Company on or prior to the date the BCA Order is entered.

Amendment / Waiver

The Backstop Commitment Agreement may only be amended in writing signed by the Company and the Requisite Backstop Parties; provided, that each Backstop Party’s prior written consent shall be required for any amendment that would have the effect of:

•   modifying such Backstop Party’s Backstop Commitment Percentage or commitment amount (other than a pro rata reduction to reflect the inclusion of new members in the Guaranteed Ad Hoc Group or the Legacy Ad Hoc Group, as applicable);

•   increasing the Purchase Price;

•   changing the terms of or conditions to the payment of the Backstop Premium;

•   extending the Outside Date;

•   otherwise disproportionately and materially adversely affecting such Backstop Party;

provided, that the sole remedy for any Backstop Party that does not consent to any of the matters referred to in the second, third, or fourth bullet above shall be that such Backstop Party shall have the right to terminate its Backstop Commitment.

Governing Law	New York law and, to the extent applicable, the Bankruptcy Code; Bankruptcy Court exclusive jurisdiction and jury trial waiver to be included.

Tax Treatment	The Backstop Premium shall be treated as a “put premium” paid to the Backstop Parties, for all U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes).

DTC, etc.	The New Shares and Second Lien Notes issued in connection with the Rights Offering and the Backstop Commitment Agreement are to be DTC-eligible, other than any New Shares or Second Lien Notes required to bear a “restricted” legend under applicable securities laws (which shall be in DTC under a restricted CUSIP if feasible, otherwise in book entry form). The Company shall use commercially reasonable efforts to remove any such restricted legends when permitted under applicable securities laws, including obtaining any necessary legal opinions and representation from the holders of the applicable securities. The Company shall use commercially reasonable efforts to have the Second Lien Notes rated as promptly as practicable following the Effective Date. The Company shall provide certificated securities upon request.

Schedule I-A

Ad Hoc Guaranteed Backstop Parties

Schedule I-B

Ad Hoc Legacy Backstop Parties

Exhibit C

Priority Guaranteed Noteholders

Exhibit D

Legacy Noteholders

Exhibit E

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This joinder agreement (this “Joinder Agreement”) to the Restructuring Support Agreement dated as of July [●], 2020 (as amended, modified, or otherwise supplemented from time to time, the “Agreement”), among Noble Corporation plc and certain of its subsidiaries party thereto (collectively the “Company”), and certain holders of Priority Guaranteed Notes and Legacy Notes (each as defined in the Agreement) (together with their respective successors and permitted assigns, the “Consenting Creditors” and each, a “Consenting Creditor”) is executed and delivered by                      (the “Joining Party”) as of             , 202    . Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.     Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a [ “Consenting Priority Guaranteed Noteholder” / “Consenting Legacy Noteholder”] and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.     Representations and Warranties. With respect to the aggregate outstanding principal amount of Priority Guaranteed Notes and Legacy Notes set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 6 of the Agreement.

3.     Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of Beneficially Owned Priority Guaranteed Notes: $

Principal Amount of Beneficially Owned Legacy Notes: $

Notice Address:

Fax:
Attention:
E-mail:

2

Schedule 1